    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 2003

                                                 REGISTRATION NO. 333-

                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
   ISSUER OF COMMON UNITS AND GUARANTOR OF DEBT SECURITIES REGISTERED HEREBY:

               VALERO L.P.                                  DELAWARE                                  74-2956831
        (Exact name of Registrant               (State or other jurisdiction of                    (I.R.S. Employer
       as specified in its charter)              incorporation or organization)                 Identification Number)

                  ISSUER OF DEBT SECURITIES REGISTERED HEREBY:

    VALERO LOGISTICS OPERATIONS, L.P.                       DELAWARE                                  74-2958817
        (Exact name of Registrant               (State or other jurisdiction of                    (I.R.S. Employer
       as specified in its charter)              incorporation or organization)                 Identification Number)

                             ---------------------

                                                                                 CURTIS V. ANASTASIO
                                                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                                                    VALERO GP, LLC
                      ONE VALERO PLACE                                             ONE VALERO PLACE
                  SAN ANTONIO, TEXAS 78212                                     SAN ANTONIO, TEXAS 78212
                       (210) 370-2000                                               (210) 370-2000
    (Address, including zip code, and telephone number,       (Name, address, including zip code, and telephone number,
                         including                                    including area code, of agent for service)
  area code, of Registrants' principal executive offices)

                                   COPIES TO:
                               ANDREWS KURTH LLP
                         600 TRAVIS STREET, SUITE 4200
                              HOUSTON, TEXAS 77002
                                 (713) 220-4200
                            ATTN: GISLAR DONNENBERG
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective, as determined by market conditions.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                               PROPOSED MAXIMUM
                                                              AGGREGATE OFFERING       AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED          PRICE(1)(2)        REGISTRATION FEE
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Common Units representing limited partner interests(3)......
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Debt Securities(4)..........................................
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Guarantees of Debt Securities(5)............................         (5)                  (5)
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Total(6)....................................................     $750,000,000          $60,675(7)
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(1) The proposed maximum offering price per unit will be determined from time to time by the registrants in connection with the issuance by the registrants of the securities registered hereunder.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(3) Subject to Note 6 below, an indeterminate amount of Common Units as may be sold from time to time by Valero L.P. is being registered hereunder.

(4) Subject to Note 6 below, an indeterminate amount of Debt Securities as may be sold from time to time by Valero Logistics Operations, L.P. is being registered hereunder.

(5) Valero L.P. has agreed to guarantee the obligations of Valero Logistics Operations, L.P. under the Debt Securities; no separate consideration will be paid in respect of the guarantees; accordingly, pursuant to Rule 457(n) of the Securities Act of 1933, no separate filing fee is required.

(6) In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed $750,000,000.

(7) Valero L.P. and Valero Logistics Operations, L.P. previously filed with the Securities and Exchange Commission on June 6, 2002, a registration statement on Form S-3 (Registration No. 333-89978) for the registration of $500,000,000 of securities. Unsold securities in the aggregate amount of $116,464,062 remain under such registration statement. The filing fee paid by the Registrants in connection with the remaining unsold securities under such prior registration statement is offset, pursuant to Rule 457(p) under the Securities Act, against the filing fee due in connection with this Registration Statement, resulting in a net paid filing fee of $49,961.
                             -------------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING ANY OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 2003
PROSPECTUS

                                  $750,000,000

                                 (VALERO LOGO)

                                  COMMON UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS
                             ---------------------

                       VALERO LOGISTICS OPERATIONS, L.P.

                                DEBT SECURITIES

              FULLY AND UNCONDITIONALLY GUARANTEED BY VALERO L.P.

                             ---------------------

     Valero L.P. may, in one or more offerings, offer and sell common units representing limited partner interests in Valero L.P.

     Valero Logistics Operations, L.P. may, in one or more offerings, offer and sell its debt securities, which will be fully and unconditionally guaranteed by Valero L.P.

     The aggregate initial offering price of the securities that we offer by this prospectus will not exceed $750,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings. We will provide the specific terms of the securities in supplements to this prospectus. The applicable prospectus supplement may also add, update or change information contained in this prospectus.

     You should read this prospectus and any applicable prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

     Valero L.P. common units are listed for trading on The New York Stock Exchange under the symbol "VLI."

     SEE "RISK FACTORS" ON PAGE 4 TO READ ABOUT IMPORTANT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2003.

                               TABLE OF CONTENTS

ABOUT VALERO L.P. AND VALERO LOGISTICS OPERATIONS, L.P......    1
ABOUT THIS PROSPECTUS.......................................    1
WHERE YOU CAN FIND MORE INFORMATION.........................    2
FORWARD-LOOKING STATEMENTS..................................    3
RISK FACTORS................................................    4
USE OF PROCEEDS.............................................   13
RATIO OF EARNINGS TO FIXED CHARGES..........................   13
DESCRIPTION OF COMMON UNITS.................................   14
  Number of Units...........................................   14
  Voting....................................................   14
  Listing...................................................   15
  Transfer Agent and Registrar..............................   15
CASH DISTRIBUTIONS..........................................   15
  Distributions Of Available Cash...........................   15
  Operating Surplus, Capital Surplus And Adjusted Operating
     Surplus................................................   15
  Subordination Period......................................   16
  Distributions of Available Cash from Operating Surplus
     During the Subordination Period........................   17
  Distributions of Available Cash from Operating Surplus
     After the Subordination Period.........................   17
  Incentive Distribution Rights.............................   18
  Percentage Allocations Of Available Cash From Operating
     Surplus................................................   18
  Distributions From Capital Surplus........................   19
  Adjustment To The Minimum Quarterly Distribution And
     Target Distribution Levels.............................   19
  Distributions Of Cash Upon Liquidation....................   20
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES........   22
DESCRIPTION OF DEBT SECURITIES..............................   27
  Parent Guarantee..........................................   27
  Specific Terms of Each Series of Debt Securities in the
     Prospectus Supplement..................................   27
  Provisions Only in the Senior Indenture...................   28
  Provisions Only in the Subordinated Indenture.............   32
  Consolidation, Merger or Asset Sale.......................   32
  Modification of Indentures................................   32
  Events of Default and Remedies............................   34
  Registration of Debt Securities...........................   35
  Minimum Denominations.....................................   35
  No Personal Liability of General Partner..................   35
  Payment and Transfer......................................   35
  Form, Exchange, Registration and Transfer.................   35
  Discharging Valero Logistics' Obligations.................   36
  The Trustee...............................................   36
  Governing Law.............................................   37
BOOK ENTRY, DELIVERY AND FORM...............................   37

TAX CONSIDERATIONS..........................................   39
  Partnership Status........................................   39
  Tax Treatment Of Unitholders..............................   41
  Tax Treatment Of Operations...............................   44
  Disposition Of Common Units...............................   46
  Tax-Exempt Organizations And Other Investors..............   48
  Administrative Matters....................................   49
  State, Local, And Other Tax Considerations................   52
  Tax Consequences of Ownership of Debt Securities..........   52
INVESTMENT IN VALERO L.P. BY EMPLOYEE BENEFIT PLANS.........   53
PLAN OF DISTRIBUTION........................................   54
VALIDITY OF THE SECURITIES..................................   55
INDEPENDENT ACCOUNTANTS.....................................   55

            ABOUT VALERO L.P. AND VALERO LOGISTICS OPERATIONS, L.P.

     Valero L.P. is a publicly traded Delaware limited partnership formed in 1999 that owns 100% of Valero Logistics Operations, L.P. (Valero Logistics), a Delaware limited partnership. Valero L.P. is controlled and managed by its general partner, an indirect wholly owned subsidiary of Valero Energy Corporation, a publicly traded Delaware corporation. As used in this prospectus, "we," "us," "our" and similar terms refer to Valero L.P. and its subsidiaries, including Valero Logistics, on a combined basis.

     We own crude oil and refined products pipeline, terminalling and storage assets in Texas, Oklahoma, New Mexico, Colorado, California and New Jersey. Our assets support eight of Valero Energy's refineries, including the McKee, Three Rivers, Texas City, Corpus Christi East and Corpus Christi West refineries located in Texas, the Paulsboro refinery located in New Jersey, the Ardmore refinery located in Oklahoma and the Benicia refinery located in California.

     Our network includes:

     - approximately 783 miles of crude oil pipelines, including approximately 31 miles jointly owned with third parties, and five major associated crude oil storage facilities with a total storage capacity of approximately 3.3 million barrels;

     - approximately 3,704 miles of refined product pipelines, including approximately 1,996 miles jointly owned with third parties, and 19 refined product terminals (including two asphalt terminals and one idle terminal), one of which is jointly owned, with a total storage capacity of approximately 4.0 million barrels;

     - 58 crude oil and intermediate feedstock storage tanks located at Valero Energy's Corpus Christi West, Texas City and Benicia refineries, with a total storage capacity of 11.0 million barrels; and

     - a 25-mile crude hydrogen pipeline connected to Valero Energy's Texas City refinery.

     We generate revenues by charging tariffs for transporting crude oil and refined products through our pipelines and by charging a fee for use of our terminals and the services provided by our storage tanks. We do not own any of the crude oil or refined products transported through our pipelines or stored in our terminals or storage tanks, and we do not engage in the trading of crude oil or refined products. As a result, we are not directly exposed to any risks associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations.

     Our principal executive offices are located at One Valero Place, San Antonio, Texas 78212, and our phone number is (210) 370-2000.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell up to $750,000,000 in total offering amount of the common units of Valero L.P. or debt securities of Valero Logistics described in this prospectus in one or more offerings. This prospectus generally describes us and the common units of Valero L.P. and debt securities of Valero Logistics. Each time we sell common units or debt securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of its date. You should carefully read both this prospectus and any prospectus supplement and the additional information described below under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

     In addition, Valero L.P. files annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference room. Our SEC filings are also available at the SEC's website at http://www.sec.gov. You may also obtain information about us through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which Valero L.P.'s common units are listed.

     The SEC allows us to "incorporate by reference" the information Valero L.P. has filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that Valero L.P. files later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

     We incorporate by reference the documents listed below that Valero L.P. has previously filed with the SEC (File No. 1-16417). They contain important information about us, our financial condition and results of operations. Some of these documents have been amended by later filings, which are also listed.

     - Valero L.P.'s Annual Report on Form 10-K for the year ended December 31, 2002;

     - Valero L.P.'s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003;

     - Valero L.P.'s Current Reports on Form 8-K filed on March 14, 2003, March 17, 2003, April 2, 2003 and August 6, 2003;

     - the description of our common units contained in our registration statement on Form 8-A, filed on March 30, 2001; and

     - any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 9 or Item 12 on any Current Report on Form 8-K) subsequent to the date of this prospectus and until all of the securities offered by this prospectus have been sold.

     We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 9 or Item 12 on any Current Report on Form 8-K) subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement.

     You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document, by requesting them in writing or by telephone from us at the following address:

                               Investor Relations
                                  Valero L.P.
                                One Valero Place
                            San Antonio, Texas 78212
                           Telephone: (210) 370-2000

     You may also obtain these documents through our website at www.valerolp.com.

                           FORWARD-LOOKING STATEMENTS

     Some of the information included in this prospectus, any accompanying prospectus supplement and the documents we incorporate by reference contain "forward-looking" statements regarding future events and our future financial performance. All forward-looking statements are based on our beliefs as well as assumptions made by and information currently available to us. Words such as "believe", "expect", "intend", "forecast", "project" and similar expressions, identify forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions including:

     - Any reduction in the quantities of crude oil and refined products transported in our pipelines and handled at our terminals and storage tanks;

     - Any significant decrease in the demand for refined products in the markets served by our pipelines;

     - Any material decline in production by any of Valero Energy's McKee, Three Rivers, Corpus Christi West, Corpus Christi East, Texas City, Benicia or Ardmore refineries;

     - Any downward pressure on market prices caused by new competing refined product pipelines that could cause Valero Energy to decrease the volumes transported in our pipelines;

     - Any challenges to our tariff rates;

     - Any material decrease in the supply of or material increase in the price of crude oil available for transport through our pipelines and storage tanks;

     - Inability to expand our business and acquire new assets as well as to attract third party shippers;

     - Conflicts of interest with Valero Energy;

     - Any inability to borrow additional funds;

     - Any substantial costs related to environmental and safety risks, including increased costs of compliance;

     - Any change in the credit rating assigned to our indebtedness;

     - Any change in the credit rating assigned to Valero Energy's indebtedness;

     - Any reductions in space allocated to us in interconnecting third party pipelines;

     - Any material increase in the price of natural gas;

     - Terrorist attacks, threats of war or terrorist attacks or political or other disruptions that limit crude oil production; and

     - Valero L.P.'s former use of Arthur Andersen LLP as its independent public accountants.

     If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statement. Readers are cautioned not to place undue reliance on this forward-looking information, which is as of the date of this prospectus, and we undertake no obligation to update publicly or revise any forward-looking information, whether as a result of new information, future events or otherwise. When reviewing forward-looking information, please review carefully the risk factors described under "Risk Factors" in this prospectus.

                                  RISK FACTORS

     Limited partnerships are inherently different from corporations. You should carefully consider the following risk factors together with all of the other information included and incorporated by reference in this prospectus in evaluating an investment in our securities.

     If any of the following risks were actually to occur, our business, financial condition, or results of operations could be materially adversely affected. In that case, the trading price of our securities could decline and you could lose all or part of your investment.

RISKS INHERENT IN OUR BUSINESS

  WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FROM OPERATIONS TO ENABLE US TO PAY THE REQUIRED PAYMENTS TO OUR DEBT HOLDERS OR THE MINIMUM QUARTERLY DISTRIBUTION ON THE COMMON UNITS EVERY QUARTER.

     The amount of cash we are able to pay as interest or principal repayment to our debt holders or distribute on the common units is principally dependent on the amount of cash we are able to generate from operations, which will fluctuate from quarter to quarter based on our performance. The amount of cash flow we generate from operations is in turn principally dependent on the average daily volumes of crude oil and refined products transported through our pipelines and stored in our terminals and storage facilities, the tariff rates, terminalling and storage fees we charge, and the level of operating costs we incur.

     Other factors affecting the actual amount of cash that we will have available include the following:

     - the required principal and interest payments on our debt;

     - the costs of acquisitions;

     - restrictions contained in our debt instruments;

     - the level of our capital expenditures;

     - fluctuations in our working capital needs;

     - issuances of debt and equity securities; and

     - adjustments in cash reserves made by the general partner in its discretion.

     Cash distributions to equity holders and payments to debt holders are dependent primarily on cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. Therefore, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

  COST REIMBURSEMENTS PAID TO AND FEES DUE VALERO ENERGY AND ITS AFFILIATES ARE SUBSTANTIAL, REDUCE OUR CASH AVAILABLE FOR DISTRIBUTION AND COULD ADVERSELY AFFECT OUR ABILITY TO MAKE CASH DISTRIBUTIONS TO UNIT HOLDERS AND PAYMENTS TO DEBT HOLDERS.

     We have agreed to pay Valero Energy and its affiliates aggregate annual fees in the amount of $8.7 million in addition to reimbursements for direct expenses incurred by affiliates of Valero Energy on our behalf. Under our services agreement, we currently pay an annual administrative fee of $5.2 million for corporate, general and administrative services. Valero Energy may increase the annual administrative fee by up to 1.5% each year, as further adjusted for inflation, and may require further increases in connection with expansions of our operations. In addition, pursuant to the crude oil storage tank services and secondment agreements entered into on March 18, 2003, we have agreed to pay Valero Energy an annual fee of $3.5 million, which may be increased by Valero Energy based on increases in the consumer price index. After an initial period of five years, the services and secondment fee may be adjusted to reflect the actual costs to Valero Energy for services provided to us. Additionally, Valero Energy and its affiliates are entitled to reimbursement for expenses incurred in connection with all other services they provide to us, such as salaries and benefits for pipeline operations personnel. For the year ended December 31, 2002 and the six months ended June 30, 2003, we reimbursed Valero Energy and its affiliates for approximately $13.8 million and $9.2 million, respectively, of direct expenses. The amount of reimburseable expenses is determined by Valero L.P.'s general partner in its sole discretion.

  WE DEPEND UPON VALERO ENERGY FOR MOST OF THE CRUDE OIL AND REFINED PRODUCTS TRANSPORTED IN OUR PIPELINES AND HANDLED AT OUR TERMINALS AND STORAGE FACILITIES, AND ANY REDUCTION IN THOSE QUANTITIES COULD REDUCE OUR ABILITY TO MAKE CASH DISTRIBUTIONS TO OUR UNITHOLDERS OR PAYMENTS TO OUR DEBT HOLDERS.

     Because of the geographic location of our pipelines, terminals and storage facilities, we depend almost exclusively upon Valero Energy to provide throughput for our pipelines, terminals and storage facilities. Any decrease in throughput would cause our revenues to decline and adversely affect our ability to make cash distributions to our unitholders or payments to our debt holders. A decrease in throughput could result from a temporary or permanent decline in the amount of crude oil transported to or refined products produced by the refineries we serve. Factors that could result in such a decline include:

     - a material decrease in the supply of crude oil;

     - a material increase in the price of crude oil;

     - adverse market conditions;

     - unexpected turnarounds or shutdowns; or

     - a decision by Valero Energy to sell one or more of the refineries we serve to a purchaser that elects not to use our pipelines and terminals.

  OUR GROWTH MAY BE LIMITED IF WE ARE NOT SUCCESSFUL IN ACQUIRING, EXPANDING OR CONSTRUCTING PIPELINES AND TERMINALLING AND STORAGE ASSETS OR ATTRACTING SHIPPERS IN ADDITION TO VALERO ENERGY.

     We intend to grow our business in part through selective acquisitions, expansions or construction of pipelines, as well as by attracting shippers in addition to Valero Energy. Each of these components has uncertainties and risks associated with it, and none of these approaches may be successful and thus our growth may be limited.

     We may be unable to consummate any acquisitions or identify attractive acquisition candidates in the future, to acquire assets or businesses on economically acceptable terms, or to obtain financing for any acquisition on satisfactory terms or at all. Valero Energy is also under no obligation to sell to us any pipeline, terminalling or storage assets it owns.

     Acquisitions involve numerous risks, including future results that could be lower than expected, difficulties in the assimilation of the operations, technologies, and services of the acquired companies or business segments, the diversion of management's attention from other business concerns, and the potential loss of key employees of the acquired businesses. As a result, our business could be adversely affected by an acquisition.

     The construction of a new pipeline or the expansion of an existing pipeline, by adding additional horsepower or pump stations or by adding a second pipeline along an existing pipeline, involves numerous regulatory, environmental, political, and legal uncertainties beyond our control. These projects may not be completed on schedule or at all or at the budgeted cost. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline, the construction will occur over an extended period of time and we will not receive any material increases in revenues until after completion of the project. This could have an adverse affect on our ability to distribute cash to unitholders or make payments to debt holders.

     Once we increase our capacity through acquisitions, construction of new pipelines, or expansion of existing pipelines, we may not be able to obtain or sustain throughput to utilize the newly available capacity. The underutilization of a recently acquired, constructed, or expanded pipeline could adversely affect our ability to distribute cash to unitholders or make payments to debt holders.

     We also plan to seek volumes of crude oil or refined products to transport on behalf of shippers other than Valero Energy. However, volumes transported by us for third parties have been very limited historically and because of our lack of geographic relationship or interconnections with other refineries, we may not be able to obtain material third party volumes.

  CONTINUED HIGH NATURAL GAS PRICES COULD ADVERSELY AFFECT OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR COMMON UNITHOLDERS OR PAYMENTS TO DEBT HOLDERS.

     Power costs constitute a significant portion of our operating expenses. Power costs represented approximately 29% of our operating expenses for the year ended December 31, 2002 and approximately 26% of our operating expenses for the six months ended June 30, 2003. We use mainly electric power at our pipeline pump stations and at our terminals and such electric power is furnished by various utility companies that use primarily natural gas to generate electricity. Accordingly, our power costs typically fluctuate with natural gas prices. The recent increases in natural gas prices have caused our power costs to increase. If natural gas prices remain high or increase further, our cash flows may be adversely affected, which could adversely affect our ability to make distributions to our unitholders and payments to debt holders.

  TERRORIST ATTACKS, THREATS OF WAR OR TERRORIST ATTACKS OR POLITICAL OR OTHER DISRUPTIONS THAT LIMIT CRUDE OIL PRODUCTION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope, and the United States and others instituted military action in response. Since the September 11, 2001 terrorist attacks, the United States government has issued warnings that energy assets, including our nation's pipeline infrastructure and refineries, may be a target of future terrorist attacks. These developments subject energy-related operations to increased risks and may cause disruptions in the supply of crude oil and thus adversely impact the throughput levels in our pipelines.

     In addition, political uncertainties and unrest in crude oil producing countries may cause disruptions or shutdowns in crude oil production, adversely impacting the availability of crude oil and other feedstocks and causing crude oil and other feedstock economics to be unfavorable, which could adversely impact the throughput levels in our pipelines, terminals and storage tanks and thus our results of operations.

  NEW COMPETING REFINED PRODUCT PIPELINES COULD CAUSE DOWNWARD PRESSURE ON MARKET PRICES, AND AS A RESULT, VALERO ENERGY MIGHT DECREASE THE VOLUMES TRANSPORTED IN OUR PIPELINES.

     We are aware of a number of proposals or industry discussions regarding refined product pipeline projects in Texas, New Mexico, Arizona and Utah that, if or when undertaken and completed, could adversely impact some of the most significant markets we serve. It is uncertain if and when these proposed pipelines will commence operations. If completed, these proposed pipeline projects could cause downward pressure on market prices and could cause Valero Energy to decrease the volumes transported in our pipelines.

  IF ONE OR MORE OF OUR TARIFF RATES IS REDUCED, IF FUTURE INCREASES IN OUR TARIFF RATES DO NOT ALLOW US TO RECOVER FUTURE INCREASES IN OUR COSTS, OR IF RATEMAKING METHODOLOGIES ARE ALTERED, OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS OR DISTRIBUTIONS TO UNITHOLDERS MAY BE ADVERSELY AFFECTED.

     Our interstate pipelines are subject to extensive regulation by the Federal Energy Regulatory Commission under the Interstate Commerce Act. This Act allows the FERC, shippers, and potential shippers to challenge our current rates that are already effective and any proposed changes to those rates, as well as our terms and conditions of service. The FERC may subject any proposed changes to investigation and possible refund or reduce our current rates and order that we pay reparations for overcharges caused by these rates during the two years prior to the beginning of the FERC's investigation. In addition, a state commission could also investigate our intrastate rates or our terms and conditions of service on its own initiative or at the urging of a shipper or other interested parties.

     Valero Energy has agreed not to challenge, or cause others to challenge, our tariff rates until 2008. This agreement does not prevent other shippers or future shippers from challenging our tariff rates. At the end of this time, Valero Energy will be free to challenge, or cause other parties to challenge, our tariff rates. If Valero Energy or any third party is successful in challenging our tariff rates, we may not be able to sustain our rates, which may adversely affect our revenues. Cash available for distribution to unitholders or payment to debt holders could be materially reduced by a successful challenge to our rates.

  ANY REDUCTION IN THE CAPACITY OF, OR THE ALLOCATIONS TO, OUR SHIPPERS IN INTERCONNECTING THIRD PARTY PIPELINES COULD CAUSE A REDUCTION OF VOLUMES TRANSPORTED IN OUR PIPELINES AND COULD NEGATIVELY AFFECT OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS OR DISTRIBUTIONS TO UNITHOLDERS.

     Valero Energy and the other shippers in our pipelines are dependent upon connections to third party pipelines both to receive crude oil from the Texas Gulf Coast, the Permian Basin, and other areas and to deliver refined products to outlying market areas in Arizona, the midwestern United States, and the Rocky Mountain region of the United States. Any reduction of capacities in these interconnecting pipelines due to testing, line repair, reduced operating pressures, or other causes could result in reduced volumes transported in our pipelines. Similarly, any reduction in the allocations to our shippers in these interconnecting pipelines because additional shippers begin transporting volumes in the pipelines could also result in reduced volumes transported in our pipelines. Any reduction in volumes transported in our pipelines could adversely affect our revenues and cash flows.

  VALERO ENERGY AND ITS AFFILIATES HAVE CONFLICTS OF INTEREST AND LIMITED FIDUCIARY RESPONSIBILITIES, WHICH MAY PERMIT THEM TO FAVOR THEIR OWN INTERESTS TO THE DETRIMENT OF OUR SECURITY HOLDERS.

     Valero Energy and its affiliates currently have an aggregate 43.8% limited partner interest in us and own and control Valero L.P.'s general partner. Valero L.P. controls Valero Logistics' general partner. Conflicts of interest may arise between Valero Energy and its affiliates, including Valero L.P.'s general partner, on the one hand, and Valero L.P. and its limited partners, on the other hand. As a result of these conflicts, the general partner may favor its own interests and the interests of its affiliates over the interests of the unitholders. These conflicts include, among others, the following situations:

     - Valero Energy, as the primary shipper in our pipelines, has an economic incentive to seek lower tariff rates for our pipelines, lower terminalling fees and lower storage fees;

     - Some officers of Valero Energy, who provide services to us, also devote significant time to the businesses of Valero Energy and are compensated by Valero Energy for the services rendered by them;

     - Neither of the respective partnership agreements nor any other agreement requires Valero Energy to pursue a business strategy that favors us or utilizes our assets, including any increase in refinery production or pursuing or growing markets linked to our assets. Valero Energy's directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Valero Energy;

     - Valero Energy and its affiliates may engage in limited competition with us;

     - Valero Energy may use other transportation methods or providers for up to 25% of the crude oil processed and refined products produced at the Ardmore, McKee, and Three Rivers refineries and is not required to use our pipelines if there is a material change in the market conditions for the transportation of crude oil and refined products, or in the markets for refined products served by these refineries, that has a material adverse effect on Valero Energy;

     - For some of the refined product pipelines and terminals connected to Valero Energy's Corpus Christi East, Corpus Christi West and Three Rivers refineries, Valero Energy has agreed to specified minimum commitment percentages for certain pipelines and terminals, which generally represent approximately 75% of 2002 historical volumes, but may use other transportation and storage methods and providers for any volumes exceeding such minimum commitments;

     - Valero L.P.'s general partner is allowed to take into account the interests of parties other than us, such as Valero Energy, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to the unitholders;

     - Valero L.P.'s general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to unitholders. As a result of purchasing common units, holders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law;

     - Valero L.P.'s general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional limited partner interests and reserves, each of which can affect the amount of cash that is paid to holders of our securities;

     - Valero L.P.'s general partner determines in its sole discretion which costs incurred by Valero Energy and its affiliates are reimbursable by us;

     - Valero L.P.'s general partner may cause us to pay the general partner or its affiliates for any services rendered on terms that are fair and reasonable to us or enter into additional contractual arrangements with any of these entities on our behalf;

     - Valero L.P.'s general partner controls the enforcement of obligations owed to us by Valero Energy and its affiliates, including under the storage tank asset handling and throughput agreement, the throughput commitment agreement, the terminalling agreements and the pipelines and terminals usage agreement with Valero Energy;

     - Valero L.P.'s general partner decides whether to retain separate counsel, accountants, or others to perform services for us; and

     - In some instances, Valero L.P.'s general partner may cause us to borrow funds in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units or to make incentive distributions or to hasten the expiration of the subordination period.

     Valero L.P.'s partnership agreement gives the general partner broad discretion in establishing financial reserves for the proper conduct of our business including interest payments. These reserves also will affect the amount of cash available for distribution. The general partner may establish reserves for distributions on the subordinated units, but only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters.

  OUR FUTURE FINANCIAL AND OPERATING FLEXIBILITY MAY BE ADVERSELY AFFECTED BY RESTRICTIONS IN OUR DEBT AGREEMENTS AND BY OUR LEVERAGE.

     Debt service obligations, restrictive covenants in our revolving credit facility and the indentures governing our outstanding notes and maturities resulting from this leverage may adversely affect our ability to finance future operations, pursue acquisitions and fund other capital needs and Valero L.P.'s ability to pay cash distributions to unitholders, and may make our results of operations more susceptible to adverse economic or operating conditions. For example, Valero L.P. is prohibited from making cash distributions to its unitholders during an event of default under any of our debt agreements. We currently expect to meet our anticipated future cash requirements, including scheduled debt repayments, through operating cash flows and the proceeds of one or more future debt offerings by Valero Logistics or equity offerings by Valero L.P. We cannot guarantee that we will be able to access the capital markets in the future at economically attractive terms, which may adversely affect our future financial and operating flexibility.

  THE TRANSPORTATION AND STORAGE OF CRUDE OIL AND REFINED PRODUCTS IS SUBJECT TO FEDERAL AND STATE LAWS RELATING TO ENVIRONMENTAL PROTECTION AND OPERATIONAL SAFETY AND RESULTS IN A RISK THAT CRUDE OIL AND OTHER HYDROCARBONS MAY BE RELEASED INTO THE ENVIRONMENT, POTENTIALLY CAUSING SUBSTANTIAL EXPENDITURES THAT COULD LIMIT OUR ABILITY TO MAKE DISTRIBUTIONS TO UNITHOLDERS OR PAYMENTS TO DEBT HOLDERS.

     Our operations are subject to federal and state laws and regulations relating to environmental protection and operational safety. Risks of substantial costs and liabilities are inherent in pipeline, storage, and terminalling operations, and we may incur these costs and liabilities in the future. The transportation and storage of crude oil and refined products results in a risk of a sudden or gradual release of crude oil or refined products into the environment, potentially causing substantial expenditures for a response action, significant government penalties, liability for natural resources damages to government agencies, personal injury, or property damages to private parties and significant business interruption.

  OUR FORMER USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS MAY LIMIT YOUR ABILITY TO SEEK POTENTIAL RECOVERIES FROM THEM RELATED TO THEIR WORK.

     Arthur Andersen LLP, independent public accountants, audited our financial statements as of December 31, 2000 and for the years ended December 31, 2000 and 2001 incorporated by reference in this prospectus. On March 22, 2002, we dismissed Arthur Andersen and engaged Ernst & Young LLP. In June 2002, Arthur Andersen was convicted on a federal obstruction of justice charge.

     Moreover, Arthur Andersen has ceased operations. As a result, you may not be able to recover from Arthur Andersen for claims that you may assert related to the financial statements audited by Arthur Andersen, including under Section 11 of the Securities Act for material misstatements or omissions, if any, in this prospectus.

RISKS INHERENT IN AN INVESTMENT IN VALERO L.P.

  UNITHOLDERS HAVE LIMITED VOTING RIGHTS.

     Unitholders have only limited voting rights on matters affecting our business. Unitholders have no right to elect Valero L.P.'s general partner or its directors. Removal of Valero L.P.'s general partner requires the vote of the holders of at least 58% of the then outstanding common units and subordinated units, excluding the units held by Valero Energy and its affiliates, and the approval of a successor general partner by the holders of a majority of the then outstanding common units and subordinated units, excluding the units held by Valero Energy and its affiliates.

     In addition, Valero L.P.'s partnership agreement provides that:

     - if Valero L.P.'s general partner is removed without cause, all remaining subordinated units (all of which are currently owned by Valero Energy and its affiliates) will automatically convert into common units and will share distributions with the existing common units pro rata, any then existing arrearages on the common units will be extinguished, and the common units will no longer be entitled to arrearages if we fail to pay the minimum quarterly distribution in any quarter. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as general partner;

     - any units held by a person that owns 20% or more of any class of units then outstanding, other than Valero L.P.'s general partner and its affiliates, cannot be voted on any matter; and

     - Valero L.P.'s unitholders are limited in their ability to call meetings or to acquire information about our operations, as well as to influence the manner or direction of management.

  WE MAY ISSUE ADDITIONAL COMMON UNITS WITHOUT UNITHOLDER APPROVAL, WHICH MAY DILUTE EXISTING UNITHOLDERS' INTERESTS.

     During the subordination period, Valero L.P.'s general partner, without the approval of the unitholders, may cause us to issue common units in a number of circumstances, such as the conversion of the general partner interest and the incentive distribution rights into common units, as a result of the withdrawal of Valero L.P.'s general partner.

     The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

     - your proportionate ownership interest in Valero L.P. will decrease;

     - the amount of cash available for distribution on each unit may decrease;

     - since a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by the common unitholders will increase;

     - the relative voting strength of each previously outstanding unit may be diminished; and

     - the market price of the common units may decline.

     Subject to the restrictions under the New York Stock Exchange rules, after the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Valero L.P.'s partnership agreement does not give the unitholders the right to approve our issuance of equity securities ranking junior to the common units at any time.

  THE GENERAL PARTNER OF VALERO L.P. HAS A LIMITED CALL RIGHT THAT MAY REQUIRE A UNITHOLDER TO SELL ITS COMMON UNITS AT AN UNDESIRABLE TIME OR PRICE.

     If at any time Valero L.P.'s general partner and its affiliates own 80% or more of the common units, Valero L.P.'s general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then-current market price. As a result, at such time, a unitholder may be required to sell its common units at an undesirable time or price and may therefore not receive any return on its investment. A unitholder may also incur a tax liability upon a sale of its units.

  A UNITHOLDER MAY NOT HAVE LIMITED LIABILITY IF A STATE OR COURT FINDS THAT WE ARE NOT IN COMPLIANCE WITH THE APPLICABLE STATUTES OR THAT UNITHOLDER ACTION CONSTITUTES CONTROL OF OUR BUSINESS.

     As a limited partner in a partnership organized under Delaware law, you could be held liable for our obligations to the same extent as a general partner if you participate in the "control" of our business. Our general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner. In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business.

  CHANGES IN FEDERAL INCOME TAX LAW COULD AFFECT THE VALUE OF THE COMMON UNITS.

     Recently enacted legislation has reduced the rate of federal income tax applicable to qualified dividend income of individuals. Qualified dividend income includes dividends received from domestic corporations and certain foreign corporations. This legislation will not affect our ability to make quarterly distributions, but may affect the attractiveness of an investment in our common units and, as a result, the trading price of our common units.

TAX RISKS TO UNITHOLDERS

     For a discussion of all of the expected material federal income tax consequences of owning and disposing of common units, please read "Tax Considerations."

  THE IRS COULD TREAT US AS A CORPORATION, WHICH WOULD SUBSTANTIALLY REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS.

     The federal income tax benefit of an investment in us depends largely on our classification as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us. We have, however, received an opinion of counsel that, based on current law, we have been and will be classified as a partnership for federal income tax purposes. Opinions of counsel are based on specified factual assumptions and are not binding on the IRS or any court.

     If we were classified as a corporation for federal income tax purposes, we would pay tax on our income at corporate rates, currently 35%, distributions would generally be taxed again to you as corporate distributions, and no income, gains, losses, or deductions would flow through to you. Because a tax would be imposed upon us as an entity, the cash available for distribution to unitholders would be substantially reduced. Treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to you and thus would likely result in a substantial reduction in the value of the common units.

     Current law may change so as to cause Valero L.P. to be taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. Because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon Valero L.P. as an entity, the cash available for distribution to unitholders would be reduced. Valero L.P.'s partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects Valero L.P. to taxation as a corporation or otherwise subjects Valero L.P. to entity-level taxation for federal, state or local income tax purposes, then distributions will be decreased to reflect the impact of that law on Valero L.P.

  A SUCCESSFUL IRS CONTEST OF THE FEDERAL INCOME TAX POSITIONS WE TAKE MAY ADVERSELY IMPACT THE MARKET FOR COMMON UNITS AND THE COSTS OF ANY CONTEST WILL BE BORNE BY SOME OR ALL OF THE UNITHOLDERS.

     We have not requested any ruling from the IRS with respect to Valero L.P.'s classification as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from counsel's conclusions expressed in this prospectus. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of counsel's conclusions or positions we take. A court may not concur with some or all of our conclusions. Any contest with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some or all of the unitholders and the general partner.

  YOU MAY BE REQUIRED TO PAY TAXES ON INCOME FROM US EVEN IF YOU DO NOT RECEIVE ANY CASH DISTRIBUTIONS.

     You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions equal to your allocable share of our taxable income or even the tax liability that results from that income. Further, you may incur a tax liability, in excess of the amount of cash you receive, upon the sale of your common units.

  TAX GAIN OR LOSS ON THE DISPOSITION OF COMMON UNITS COULD BE DIFFERENT THAN EXPECTED.

     Upon a sale of common units, you will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in those common units. Prior distributions from us in excess of the total net taxable income you were allocated for a common unit which decreased your tax basis in the common unit will, in effect, become taxable income if the common unit is sold at a price greater than your tax basis in the common unit, even if the price is less than your original cost. A portion of the amount realized, whether or not representing gain, will likely be ordinary income. Furthermore, should the IRS successfully contest some conventions we use, you could realize more gain on the sale of common units than would be the case under those conventions without the benefit of decreased income in prior years.

  INVESTORS, OTHER THAN INDIVIDUALS WHO ARE U.S. RESIDENTS, MAY HAVE ADVERSE TAX CONSEQUENCES FROM OWNING COMMON UNITS.

     Investment in common units by some tax-exempt entities, regulated investment companies, and foreign persons raises issues unique to these persons. For example, virtually all of the taxable income derived by most organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, from the ownership of a common unit will be unrelated business income and thus will be taxable to the unitholder. Very little of our income will be qualifying income to a regulated investment company. Distributions to foreign persons will be reduced by withholding taxes. Foreign persons will be required to file federal income tax returns and pay taxes on their share of our taxable income.

  WE HAVE REGISTERED AS A "TAX SHELTER" WITH THE SECRETARY OF THE TREASURY. THIS MAY INCREASE THE RISK OF AN IRS AUDIT OF US OR A UNITHOLDER.

     We have registered as a "tax shelter" with the Secretary of the Treasury. As a result, we may be audited by the IRS and tax adjustments could be made. The rights of a unitholder owning less than a 1% interest in us to participate in the income tax audit process are very limited. Further, any adjustments in our tax returns will lead to adjustments in your tax returns and may lead to audits of your tax returns and adjustments of items unrelated to us. You would bear the cost of any expenses incurred in connection with an examination of your personal tax return.

  WE TREAT A PURCHASER OF COMMON UNITS AS HAVING THE SAME TAX BENEFITS AS THE SELLER. A SUCCESSFUL IRS CHALLENGE COULD ADVERSELY AFFECT THE VALUE OF THE COMMON UNITS.

     Because we cannot match transferors and transferees of common units, we have adopted certain depreciation conventions that do not conform with all aspects of final Treasury Regulations. A successful IRS challenge to those conventions could adversely affect the amount of tax benefits available to you or could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns.

  YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES AND RETURN FILING REQUIREMENTS AS A RESULT OF AN INVESTMENT IN COMMON UNITS.

     In addition to federal income taxes, unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance, or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. We own property and conduct business in Texas, California, Colorado, New Mexico, Kansas, New Jersey and Oklahoma. Of these states, California, Colorado, New Mexico, Kansas, New Jersey and Oklahoma currently impose a personal income tax. It is the responsibility of each unitholder to file all federal, state, and local tax returns that may be required of the unitholder. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

                                USE OF PROCEEDS

     Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus for general partnership purposes. These general partnership purposes may include, among other things:

     - repayment of debt;

     - working capital;

     - capital expenditures; and

     - future acquisitions, which may consist of acquisitions of businesses or discrete assets.

     The actual application of proceeds from the sale of any particular tranche of securities issued using this prospectus will be described in the applicable prospectus supplement relating to that tranche of securities. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                   SIX MONTHS
                                              TWELVE MONTHS ENDED DECEMBER 31,       ENDED
                                            ------------------------------------    JUNE 30,
                                            1998    1999    2000    2001   2002       2003
                                            -----   -----   -----   ----   -----   ----------
Ratio of Earnings to Fixed Charges........  59.5x   70.8x    8.7x   11.8x  11.1x      5.2x

     For purposes of calculating the ratio of earnings to fixed charges:

     - "fixed charges" represent interest expense (including amounts capitalized and amortization of debt costs) and the portion of rental expense representing the interest factor; and

     - "earnings" represent the aggregate of pre-tax income from continuing operations (before adjustment for income from equity investees), fixed charges, amortization of capitalized interest and distributions from equity investees, less capitalized interest.

                          DESCRIPTION OF COMMON UNITS

     References in this "Description of Common Units" to "we," "us" and "our" mean Valero L.P.

NUMBER OF UNITS

     We currently have 13,442,072 common units outstanding, of which 12,754,181 are held by the public and 687,891 are held by affiliates of our general partner. We also have 9,599,322 subordinated units outstanding, all of which are held by an affiliate of our general partner, for which there is no established public trading market. The common units and the subordinated units represent an aggregate 98% limited partner interest in Valero L.P. and the general partner has a 2% general partner interest in Valero L.P.

     Under our partnership agreement we may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as may be established by our general partner in its sole discretion. However, during the subordination period, we may not issue equity securities senior to the common units or an aggregate of more than 4,462,161 common units or other units having rights to distributions or in liquidation ranking on a parity with the common units without the prior approval of at least a majority of the outstanding common units voting as a class and at least a majority of the outstanding subordinated units voting as a class; provided that, we may issue an unlimited number of additional common units or parity securities prior to the end of the subordination period and without unitholder approval for acquisitions which increase cash flow from operations per unit on a pro forma basis.

VOTING

     Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders; provided that, if at any time any person or group, except our general partner, owns beneficially 20% or more of all common units, the common units so owned may not be voted on any matter and may not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement.

     Holders of subordinated units will sometimes vote as a single class together with the common units and sometimes vote as a class separate from the holders of common units and, as in the case of holders of common units, will have very limited voting rights. During the subordination period, common units and subordinated units each vote separately as a class on the following matters:

     - a sale or exchange of all or substantially all of our assets;

     - the election of a successor general partner in connection with the removal of our general partner;

     - dissolution or reconstitution of Valero L.P.;

     - a merger of Valero L.P.;

     - issuance of limited partner interests in some circumstances; and

     - specified amendments to our partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.

     The subordinated units are not entitled to vote on approval of the withdrawal of our general partner or the transfer by our general partner of its general partner interest or incentive distribution rights under some circumstances. Removal of our general partner requires:

     - a vote of 58% of all outstanding common units and subordinated units, excluding the common units and subordinated units held by affiliates of our general partner; and

     - the election of a successor general partner by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes and in each case excluding the units held by affiliates of our general partner.

LISTING

     Our outstanding common units are listed on The New York Stock Exchange under the symbol "VLI". Any additional common units we issue will also be listed on the NYSE.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for the common units is Mellon Investor Services, LLC.

                               CASH DISTRIBUTIONS

     References in this "Cash Distributions" section to "we," "us" and "our" mean Valero L.P.

DISTRIBUTIONS OF AVAILABLE CASH

     General. Within approximately 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date and to our general partner.

     Definition of Available Cash. Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

     - less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

      - provide for the proper conduct of our business;

      - comply with applicable law, any of our debt instruments, or other agreements; or

      - provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

     - plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

     Intent to Distribute the Minimum Quarterly Distribution. We intend to distribute to holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.60 per quarter or $2.40 per year to the extent we have sufficient cash from our operations after the establishment of reserves and the payment of fees and expenses, including payments to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter.

     Event of Default under the Credit Facility. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or if an event of default is existing, under Valero Logistics' revolving credit facility.

     Increase in Quarterly Distribution. On April 19, 2002, we announced an increase in the quarterly distribution from $0.60 per unit to $0.65 per unit for the 2002 first quarter cash distribution, which was paid on May 15, 2002. On July 19, 2002, we announced an increase in the quarterly distribution to $0.70 per unit for the second quarter of 2002, which was paid on August 14, 2002. On July 28, 2003, we announced a further increase in the quarterly distribution to $0.75 per unit, which was paid on August 14, 2003 to holders of record as of August 5, 2003.

OPERATING SURPLUS, CAPITAL SURPLUS AND ADJUSTED OPERATING SURPLUS

     General. All cash distributed to unitholders will be characterized either as operating surplus or capital surplus. We distribute available cash from operating surplus differently than available cash from capital surplus.

     Definition of Operating Surplus. For any period, operating surplus generally means:

     - our cash balance on the closing date of our initial public offering; plus

     - $10 million; plus

     - all of our cash receipts since the closing of our initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

     - working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

     - all of our operating expenditures since the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

     - the amount of reserves that our general partner deems necessary or advisable to provide funds for future operating expenditures.

     Definition of Capital Surplus. Capital surplus will generally be generated only by:

     - borrowings other than working capital borrowings;

     - sales of debt and equity securities; and

     - sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

     Characterization of Cash Distributions. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

     Definition of Adjusted Operating Surplus. Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

     Adjusted operating surplus for any period generally means:

     - operating surplus generated with respect to that period; less

     - any net increase in working capital borrowings with respect to that period; less

     - any net reduction in reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

     - any net decrease in working capital borrowings with respect to that period; plus

     - any net increase in reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

SUBORDINATION PERIOD

     General. During the subordination period, the common units have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.60 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

     Definition of Subordination Period. The subordination period will extend until the first day of any quarter beginning after March 31, 2006 that each of the following tests are met:

     - distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

     - the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

     - there are no arrearages in payment of the minimum quarterly distribution on the common units.

     Effect of Expiration of the Subordination Period. Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of this removal:

     - the subordination period will end and each subordinated unit will immediately convert into one common unit;

     - any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

     - our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS DURING THE SUBORDINATION PERIOD

     We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

     - First, 98% to the common unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

     - Second, 98% to the common unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

     - Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

     - Thereafter, in the manner described in "-- Incentive Distribution Rights" below.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS AFTER THE SUBORDINATION PERIOD

     We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

     - First, 98% to all unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

     - Thereafter, in the manner described in "-- Incentive Distribution Rights" below.

INCENTIVE DISTRIBUTION RIGHTS

     Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

     If for any quarter:

     - we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

     - we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

     - First, 90% to all unitholders, pro rata, 8% to the holders of the incentive distribution rights, and 2% to our general partner, until each unitholder receives a total of $0.66 per unit for that quarter (the "first target distribution");

     - Second, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, and 2% to our general partner, until each unitholder receives a total of $0.90 per unit for that quarter (the "second target distribution"); and

     - Thereafter, 50% to all unitholders, pro rata, 48% to the holders of the incentive distribution rights, and 2% to our general partner.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.

PERCENTAGE ALLOCATIONS OF AVAILABLE CASH FROM OPERATING SURPLUS

     The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

                                                                  MARGINAL PERCENTAGE INTEREST IN
                                                TOTAL QUARTERLY            DISTRIBUTIONS
                                                 DISTRIBUTION     -------------------------------
TARGET DISTRIBUTION                              TARGET AMOUNT    UNITHOLDERS    GENERAL PARTNER
-------------------                             ---------------   ------------   ----------------
Minimum Quarterly Distribution................         $0.60          98%               2%
First Target Distribution.....................          0.66          90%              10%
Second Target Distribution....................          0.90          75%              25%
Thereafter....................................    above 0.90          50%              50%

DISTRIBUTIONS FROM CAPITAL SURPLUS

     How Distributions from Capital Surplus Will Be Made. We will make distributions of available cash from capital surplus in the following manner:

     - First, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to the initial public offering price;

     - Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in the offering, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

     - Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

     Effect of a Distribution from Capital Surplus. The partnership agreement treats a distribution of capital surplus as the repayment of the unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the unrecovered initial unit price. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

     Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero and we will make all future distributions from operating surplus, with 50% being paid to the holders of units, 48% to the holders of the incentive distribution rights and 2% to our general partner.

ADJUSTMENT TO THE MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

     In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

     - the minimum quarterly distribution;

     - target distribution levels;

     - unrecovered initial unit price;

     - the number of common units issuable during the subordination period without a unitholder vote; and

     - the number of common units into which a subordinated unit is convertible.

     For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

     In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 62% of their previous levels.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

     If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

     The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon the liquidation of Valero L.P., to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon liquidation of Valero L.P. to enable the holder of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

     Manner of Adjustments for Gain. The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

     - First, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

     - Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

         (1) the unrecovered initial unit price for that common unit; plus

         (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; plus

         (3) any unpaid arrearages in payment of the minimum quarterly distribution on that common unit;

     - Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until the capital account for each subordinated unit is equal to the sum of:

         (1) the unrecovered initial unit price on that subordinated unit; and

         (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

     - Fourth, 90% to all unitholders, pro rata, 8% to the holders of the incentive distribution rights, and 2% to our general partner, pro rata, until we allocate under this paragraph an amount per unit equal to:

         (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

         (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 90% to the units, pro rata, and 10% to our general partner, pro rata, for each quarter of our existence;

     - Fifth, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

         (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

         (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 75% to the unitholders, pro rata, 23% to the holders of the incentive distribution rights, and 2% to our general partner for each quarter of our existence;

     - Thereafter, 50% to all unitholders, pro rata, 48% to the holders of incentive distribution rights, and 2% to our general partner.

     If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

     Manner of Adjustments for Losses. Upon our liquidation, we will generally allocate any loss to the general partner and the unitholders in the following manner:

     - First, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner until the capital accounts of the holders of the subordinated units have been reduced to zero;

     - Second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner until the capital accounts of the common unitholders have been reduced to zero; and

     - Thereafter, 100% to our general partner.

     If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

     Adjustments to Capital Accounts. We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

     Conflicts of interest. Riverwalk Logistics, L.P., the general partner of Valero L.P., has a legal duty to manage Valero L.P. in a manner beneficial to Valero L.P.'s unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary" duty. However, because Riverwalk Logistics is indirectly owned by Valero Energy, the officers and directors of its general partner, Valero GP, LLC, also have fiduciary duties to manage the business of Riverwalk Logistics in a manner beneficial to Valero Energy and its affiliates. As a result of this relationship, conflicts of interest may arise between Valero L.P.'s general partner and its affiliates, on the one hand, and Valero L.P. and its limited partners, including the public unitholders, on the other hand.

     Valero L.P.'s partnership agreement contains provisions that allow the general partner to take into account the interests of parties in addition to Valero L.P. in resolving conflicts of interest. In effect, these provisions limit the general partner's fiduciary duties to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty. Whenever a conflict arises between the general partner or its affiliates, on the one hand, and Valero L.P. or any other partner, on the other hand, the general partner will resolve that conflict.

     Resolution of conflicts of interest. The general partner will not be in breach of its obligations under the partnership agreement or its duties to Valero L.P. or the unitholders if the resolution of the conflict is considered to be fair and reasonable to Valero L.P. Any resolution is considered to be fair and reasonable to Valero L.P. if that resolution is:

     - approved by a conflicts committee consisting of three independent directors of Valero GP, LLC, although no party is obligated to seek approval and the general partner may adopt a resolution or course of action that has not received approval;

     - on terms no less favorable to Valero L.P. than those generally being provided to or available from unrelated third parties; or

     - fair to Valero L.P., taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to Valero L.P.

     In resolving a conflict, the general partner may, unless the resolution is specifically provided for in the partnership agreement, consider:

     - the relative interests of the parties involved in the conflict or affected by the action;

     - any customary or accepted industry practices or historical dealings with a particular person or entity; and

     - generally accepted accounting principles and other factors it considers relevant, if applicable.

     Conflicts of interest could arise in the situations described below, among others.

ACTIONS TAKEN BY THE GENERAL PARTNER MAY AFFECT THE AMOUNT OF CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS OR ACCELERATE THE RIGHT TO CONVERT SUBORDINATED UNITS.

     The amount of cash that is available for distribution to unitholders is affected by decisions of the general partner regarding:

     - amount and timing of asset purchases and sales;

     - cash expenditures;

     - borrowings;

     - issuance of additional units; and

     - the creation, decrease or increase of reserves in any quarter.

     In addition, borrowings by Valero L.P. do not constitute a breach of any duty owed by the general partner to the unitholders, including borrowings that have the purpose or effect of:

     - enabling UDS Logistics, LLC, an indirect wholly owned subsidiary of Valero Energy, to receive distributions on any subordinated units held by it or enabling the general partner to receive distributions or the incentive distribution rights; or

     - accelerating the expiration of the subordination period.

     The partnership agreement provides that Valero L.P. may borrow funds from the general partner and its affiliates. The general partner and its affiliates may not borrow funds from Valero L.P.

WE DO NOT HAVE ANY EMPLOYEES AND RELY ON THE EMPLOYEES OF THE GENERAL PARTNER AND ITS AFFILIATES.

     We do not have any officers or employees and rely solely on officers and employees of Valero GP, LLC, and its affiliates. Affiliates of the general partner conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to the general partner and Valero GP, LLC. The officers of Valero GP, LLC, with the exception of its president and chief executive officer, are not be required to work full time on our affairs. These officers may devote significant time to the affairs of Valero Energy or its affiliates and are compensated by these affiliates for the services rendered to them.

WE REIMBURSE AFFILIATES OF VALERO ENERGY FOR EXPENSES AND COSTS INCURRED ON OUR BEHALF.

     Under Valero L.P.'s partnership agreement, we reimburse Valero L.P.'s general partner and its affiliates for costs incurred in managing and operating Valero L.P. and its subsidiaries. The partnership agreement provides that the general partner will determine the expenses that are allocable to it in any reasonable manner determined by the general partner in its sole discretion. Pursuant to our services agreements with affiliates of our general partner, we have agreed to pay affiliates of Valero Energy aggregate annual fees in the current amount of $8.7 million in addition to reimbursements for direct expenses incurred by affiliates of Valero Energy on our behalf, such as salaries and benefits of pipeline and terminal operations personnel.

     For the year ended December 31, 2002 and the six months ended June 30, 2003, we reimbursed the general partner and its affiliates for approximately $13.8 million and $9.2 million, respectively, of direct expenses. The amount of reimburseable expenses is determined by Valero L.P.'s general partner in its sole discretion.

THE GENERAL PARTNER INTENDS TO LIMIT ITS LIABILITY REGARDING VALERO L.P.'S OBLIGATIONS.

     The general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to all or particular assets of Valero L.P., and not against the general partner or its assets. Valero L.P.'s partnership agreement provides that any action taken by the general partner to limit its liability is not a breach of the general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

COMMON UNITHOLDERS WILL HAVE NO RIGHT TO ENFORCE OBLIGATIONS OF THE GENERAL PARTNER AND ITS AFFILIATES UNDER AGREEMENTS WITH VALERO L.P.

     Any agreements between Valero L.P. on the one hand, and the general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from Valero L.P., the right to enforce the obligations of the general partner and its affiliates in favor of Valero L.P. Therefore, the general partner, in its capacity as the general partner of Valero L.P., will be primarily responsible for enforcing these obligations.

CONTRACTS BETWEEN VALERO L.P., ON THE ONE HAND, AND THE GENERAL PARTNER AND ITS AFFILIATES, ON THE OTHER, ARE NOT THE RESULT OF ARM'S-LENGTH NEGOTIATIONS.

     Neither the Valero L.P. partnership agreement nor any of the other agreements, contracts and arrangements between Valero L.P., on the one hand, and the general partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

COMMON UNITS ARE SUBJECT TO THE GENERAL PARTNER'S LIMITED CALL RIGHT.

     The general partner may exercise its right to call and purchase common units as provided in Valero L.P.'s partnership agreement or assign this right to one of its affiliates or to us. The general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a consequence, a common unitholder may have his common units purchased from him at an undesirable time or price.

VALERO ENERGY'S AFFILIATES MAY COMPETE WITH VALERO L.P.

     Valero Energy has agreed, and has caused its controlled affiliates to agree, for so long as Valero Energy or its affiliates control the general partner, not to engage in, whether by acquisition or otherwise, the business of transporting crude oil or refined products including operating crude oil storage or refined products terminalling assets in the United States. The restriction does not apply to:

     - any business retained by Ultramar Diamond Shamrock Corporation (and now part of Valero Energy) at the closing of the initial public offering or any business owned by Valero Energy at the date of its acquisition of Ultramar Diamond Shamrock on December 31, 2001;

     - any business with a fair market value of less than $10 million;

     - any business acquired by Valero Energy that constitutes less than 50% of the fair market value of a larger acquisition; provided we have been offered and declined (with the concurrence of the conflicts committee) the opportunity to purchase this business; or

     - any newly constructed logistics assets that we have not offered to purchase within one year of construction at fair market value.

THE GENERAL PARTNER HAS THE AUTHORITY TO DECREASE OR INCREASE OUR TARIFF RATES AND TERMINAL FEES.

     Valero Energy, as the primary shipper in our pipelines and primary user of our terminals and storage facilities, has an economic incentive to seek lower tariff rates and fees for our pipelines and terminals and storage facilities, respectively. Although Valero Energy has agreed not to challenge our tariff rates until 2008, we may decrease our tariff rates and terminalling and storage fees voluntarily at any time in instances where we need to respond to competitive pressure or where increased volumes warrant a decrease of tariff rates or fees. The general partner has the authority to determine if and to what extent tariff rates and fees will be decreased. The general partner also has the authority to determine whether we seek an increase in our tariff rates and fees, and if so, the size of the increase. However, any proposals by Valero L.P.'s general partner to reduce our tariff rates or fees must be submitted to the conflicts committee of Valero L.P.'s general partner for its approval.

FIDUCIARY DUTIES OWED TO UNITHOLDERS BY THE GENERAL PARTNER ARE PRESCRIBED BY LAW AND VALERO L.P.'S PARTNERSHIP AGREEMENT.

     The general partner is accountable to Valero L.P. and its unitholders as a fiduciary. These limited fiduciary duties are very different from the more familiar duties of a corporate board of directors, which must always act in the best interests of the corporation and its stockholders.

     State law fiduciary standards. Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, generally requires a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, generally prohibits a general partner from taking any action or engaging in any transaction where a conflict of interest is present. The Delaware Revised Uniform Limited Partnership Act (referred to herein as the Delaware Act) generally provides that a limited partner may institute legal action on a partnership's behalf to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

     The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by a general partner to limited partners and the partnership.

     Fiduciary standards modified by the Valero L.P. partnership agreement. Valero L.P.'s partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by the general partner. The following is a summary of the material restrictions of the fiduciary duties owed by the general partner to the limited partners:

     The partnership agreement contains provisions that waive or consent to conduct by the general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement permits the general partner to make a number of decisions in its "sole discretion," such as:

     - the incurrence of indebtedness;

     - the acquisition or disposition of assets, except for the disposition of all of the assets of the partnership which requires unitholder approval;

     - the negotiation of any contracts;

     - the disposition of partnership cash; and

     - the purchase or disposition of partnership securities, other than issuance of securities senior to the common units and the issuance of additional common units in excess of 4,462,161 during the subordination period without the approval of a majority of the unitholders even if this issuance is not in connection with a transaction resulting in the increase in available cash per unit.

     Sole discretion entitles the general partner to consider only the interests and factors that it desires and it does not have a duty or obligation to give any consideration to any interest of, or factors affecting, Valero L.P., its affiliates or any limited partner, including the public unitholders. Other provisions of Valero L.P.'s partnership agreement provide that the general partner's actions must be carried out in its reasonable discretion.

     The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be "fair and reasonable" to Valero L.P. under the factors previously set forth. In determining whether a transaction or resolution is "fair and reasonable" the general partner may consider interests of all parties involved, including its own. Unless the general partner has acted in bad faith, the action taken by the general partner will not constitute a breach of its fiduciary duty.

     In addition to the other more specific provisions limiting the obligations of the general partner, the partnership agreement further provides that the general partner and the officers and directors of Valero GP, LLC will not be liable for monetary damages to Valero L.P., the limited partners or assignees for errors of judgment or for any acts or omissions if the general partner and those other persons acted in good faith.

     Valero L.P. is required to indemnify the general partner and Valero GP, LLC and their officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the general partner and Valero GP, LLC or these other persons. This indemnification is required if the general partner or these persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than the general partner) not opposed to, the best interests of Valero L.P. Indemnification is required for criminal proceedings if the general partner and Valero GP, LLC or these other persons had no reasonable cause to believe their conduct was unlawful. Thus, the general partner and Valero GP, LLC could be indemnified for their negligent acts if they met these requirements concerning good faith and the best interests of Valero L.P.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth the general terms and provisions that apply to the debt securities. Each prospectus supplement will state the particular terms that will apply to the debt securities included in the supplement.

     The debt securities will be either senior debt securities or subordinated debt securities of Valero Logistics. All debt securities will be unsecured. The senior debt securities will have the same rank as all of Valero Logistics' other unsecured and unsubordinated debt, including debt outstanding under its revolving credit facility, its 6.875% senior notes due 2012 and its 6.05% senior notes due 2013. The subordinated debt securities will be subordinated to senior indebtedness as described under "Provisions Only in the Subordinated
Indenture -- Subordinated Debt Securities Subordinated to Senior Debt" below.

     If Valero Logistics offers senior debt securities, it will issue them under the senior indenture among Valero Logistics, Valero L.P., as guarantor, and the Bank of New York, as trustee, dated as of July 15, 2002, as supplemented by a supplemental indenture. Under its existing indenture, Valero Logistics on July 15, 2002 issued $100 million of its 6.875% senior notes due 2012 and on March 18, 2003 issued $250 million of its 6.05% senior notes due 2013. If Valero Logistics offers subordinated debt securities, it will issue them under a subordinated indenture. In addition to the following summary, you should refer to the applicable provisions in the senior indenture and the subordinated indenture for more detailed information. Valero Logistics has filed the senior indenture and a form of the subordinated indenture as exhibits to the registration statement of which this prospectus is a part.

     Neither indenture limits the aggregate principal amount of debt securities that Valero Logistics may issue under that indenture. The debt securities may be issued in one or more series as Valero Logistics may authorize from time to time.

PARENT GUARANTEE

     Valero Logistics' payment obligations under any series of debt securities will be fully and unconditionally guaranteed by Valero L.P. Valero L.P. will execute a notation of guarantee as further evidence of its guarantee. The applicable prospectus supplement will describe the terms of any guarantee by Valero L.P.

     Pursuant to the parent guarantee, Valero L.P. will guarantee the due and punctual payment of the principal of, and interest and premium, if any, on, the debt securities of a particular series, when the same shall become due, whether by acceleration or otherwise. The parent guarantee will be enforceable against Valero L.P. without any need to first enforce any debt securities against Valero Logistics.

     Valero L.P.'s guarantee of the senior debt securities:

     - will be Valero L.P.'s unsecured and unsubordinated general obligation;
       and

     - will rank on a parity with all of Valero L.P.'s other unsecured and unsubordinated indebtedness.

     If a series of subordinated debt securities is guaranteed by Valero L.P., then the guarantee will be subordinated to the senior debt of Valero L.P. to substantially the same extent as the series of subordinated debt securities is subordinated to the senior debt of Valero Logistics.

SPECIFIC TERMS OF EACH SERIES OF DEBT SECURITIES IN THE PROSPECTUS SUPPLEMENT

     Valero Logistics will prepare a prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered, which will include specific terms relating to such debt securities. These terms will include some or all of the following:

     - the form and title of the debt securities;

     - the total principal amount of the debt securities;

     - the date or dates on which the debt securities may be issued;

     - whether the debt securities are senior or subordinated debt securities;

     - the currency or currencies in which principal and interest will be paid, if not U.S. dollars;

     - the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

     - any right Valero Logistics may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

     - the dates on which the principal of the debt securities will be payable;

     - the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

     - any conversion or exchange provisions;

     - any optional redemption provisions;

     - any sinking fund or other provisions that would obligate Valero Logistics to repurchase or otherwise redeem the debt securities;

     - any changes to or additional events of default or covenants;

     - the subordination, if any, of the debt securities and any changes to the subordination provisions of the subordinated indenture; and

     - any other terms of the debt securities.

PROVISIONS ONLY IN THE SENIOR INDENTURE

  SUMMARY

     The senior debt securities will rank equally in right of payment with all other senior and unsubordinated debt of Valero Logistics and senior in right of payment to any subordinated debt (including the subordinated debt securities) of Valero Logistics. The senior indenture contains restrictive covenants, including provisions that:

     - limit the ability of Valero Logistics to put liens on any of its property or assets; and

     - limit the ability of Valero Logistics to sell and lease back its principal assets.

     Subordinated debt securities issued under the subordinated indenture may or may not be subject to similar provisions, as will be specified in the applicable prospectus supplement. Valero Logistics has described below these provisions and some of the defined terms used in them.

  LIMITATION ON LIENS

     The senior indenture provides that Valero Logistics will not, nor will it permit any subsidiary to, create, assume, incur or suffer to exist any lien upon any property or assets, whether owned or leased on the date of the senior indenture or thereafter acquired, to secure any of its debt or debt of any other person (other than the senior debt securities issued thereunder), without in any such case making effective provision whereby all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

     This restriction does not apply to:

         1. Permitted Liens, as defined below;

         2. any lien upon any property or assets of Valero Logistics or any subsidiary in existence on the date the senior debt securities of such series are first issued or created pursuant to an "after-acquired property" clause or similar term or provided for pursuant to agreements existing on such date;

         3. any lien upon any property or assets created at the time of acquisition of such property or assets by Valero Logistics or any subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

         4. any lien upon any property or assets existing thereon at the time of the acquisition thereof by Valero Logistics or any subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

         5. any lien upon any property or assets of a person existing thereon at the time such person becomes a subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a subsidiary;

         6. any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof, whichever is later, to provide funds for any such purpose;

         7. liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which Valero Logistics or the applicable subsidiary has not exhausted its appellate rights;

         8. any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument creating a lien upon such property or assets permitted by clauses (1) through (7) above;

         9. any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of any lien, in whole or in part, referred to in clauses (1) through (8), inclusive, above; provided, however, that the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided, further, however, that such extension, renewal, refinancing, refunding or replacement lien shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property); or

        10. any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of Valero Logistics or any subsidiary.

     Notwithstanding the foregoing, Valero Logistics may, and may permit any subsidiary to, create, assume, incur, or suffer to exist any lien upon any property or assets to secure its debt or debt of any person (other than the senior debt securities) that is not excepted by clauses (1) through (10), inclusive, above without securing the senior debt securities issued under the senior indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness, as defined below, from Sale-Leaseback Transactions, as defined below (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

     "Permitted Liens" means:

         1. Liens upon rights-of-way for pipeline purposes created by a person other than Valero Logistics;

         2. any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

         3. the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

         4. liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested in good faith at the time by Valero Logistics or any subsidiary;

         5. liens of, or to secure the performance of, leases, other than capital leases;

         6. any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

         7. any lien upon property or assets acquired or sold by Valero Logistics or any subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

         8. any lien incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

         9. any lien in favor of Valero Logistics or any subsidiary;

        10. any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by Valero Logistics or any subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

        11. any lien securing industrial development, pollution control or similar revenue bonds;

        12. any lien securing debt of Valero Logistics or any subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding senior debt securities under the senior indenture in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding senior debt securities under the senior indenture including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by Valero Logistics or any subsidiary in connection therewith;

        13. liens in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

        14. any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

     "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

     - all current liabilities, excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt, and

     - the value, net of any applicable amortization, of all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

all as set forth on the consolidated balance sheet of Valero L.P. for its most recently completed fiscal quarter, prepared in accordance with United States generally accepted accounting principles.

  RESTRICTIONS ON SALE-LEASEBACKS

     The senior indenture provides that Valero Logistics will not, and will not permit any subsidiary to, engage in the sale or transfer by Valero Logistics or any subsidiary of any property or assets to a person (other than Valero Logistics or a subsidiary) and the taking back by Valero Logistics or any subsidiary, as the case may be, of a lease of such property or assets (a "Sale-Leaseback Transaction"), unless:

         1. the Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the property or assets subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such property or assets, whichever is later;

         2. the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

         3. Valero Logistics or such subsidiary would be entitled to incur debt secured by a lien on the property or assets subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities issued under the senior indenture; or

         4. Valero Logistics or such subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of Pari Passu Debt of Valero Logistics, or (B) the expenditure or expenditures for property or assets used or to be used in the ordinary course of business of Valero Logistics or its subsidiaries.

     Notwithstanding the foregoing, Valero Logistics may, and may permit any of its subsidiaries to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, above; provided that the Attributable Indebtedness from the Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt other than the senior debt securities secured by liens upon any property or assets of Valero Logistics or its subsidiaries not excepted by clauses (1) through (10), inclusive, of the second paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets.

     "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in the transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that constitute payments for property rights, during the remaining term of the lease included in the Sale-Leaseback Transaction, including any period for which the lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, the amount shall be the lesser of the amount determined assuming termination upon the first date the lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no termination.

     "Pari Passu Debt" means any debt of Valero Logistics, whether outstanding on the date any senior debt securities are issued under the senior indenture or thereafter created, incurred or assumed, unless in the case of any particular debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such debt shall be subordinated in right of payment to the senior debt securities.

PROVISIONS ONLY IN THE SUBORDINATED INDENTURE

  SUBORDINATED DEBT SECURITIES SUBORDINATED TO SENIOR DEBT

     The subordinated debt securities will rank junior in right of payment to all of the Senior Debt of Valero Logistics. "Senior Debt" is generally defined to include all notes or other evidences of indebtedness for money, including guarantees, borrowed by Valero Logistics, that are not expressly subordinate or junior in right of payment to any other indebtedness of Valero Logistics.

  PAYMENT BLOCKAGES

     The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event that Valero Logistics fails to pay when due any amounts on any Senior Debt and in other instances specified in the subordinated indenture.

  NO LIMITATION ON AMOUNT OF SENIOR DEBT

     The subordinated indenture will not limit the amount of Senior Debt that Valero Logistics may incur.

CONSOLIDATION, MERGER OR ASSET SALE

     Pursuant to each of the indentures, Valero Logistics may not consolidate with or merge into any other entity or sell, lease or transfer its properties and assets as, or substantially as, an entirety to, any entity, unless:

     - (a) in the case of a merger, Valero Logistics is the surviving entity, or
       (b) the entity formed by such consolidation or into which Valero Logistics is merged or the entity which acquires by sale or transfer, or which leases, Valero Logistics' properties and assets as, or substantially as, an entirety expressly assumes the due and punctual payment of the principal of and any premium and interest on all the debt securities under the applicable indenture and the performance or observance of every covenant of the applicable indenture on the part of Valero Logistics to be performed or observed and shall have expressly provided for conversion rights in respect of any series of outstanding securities with conversion rights;

     - the surviving entity or successor entity is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

     - immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing under the applicable indenture; and

     - Valero Logistics has delivered to the trustee under the applicable indenture an officers' certificate and an opinion of counsel regarding compliance with the terms of the applicable indenture.

MODIFICATION OF INDENTURES

     Valero Logistics may modify or amend each indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture affected by the modification or amendment consent to it. Without the consent of the holders of each outstanding debt security affected, however, generally no modification may:

     - change the stated maturity of the principal of or any installment of principal of or interest on any debt security;

     - reduce the principal amount of, the interest rate on or the premium payable upon redemption of any debt security;

     - change the redemption date for any debt security;

     - reduce the principal amount of an original issue discount debt security payable upon acceleration of maturity;

     - change the place of payment where any debt security or any premium or interest on any debt security is payable;

     - change the coin or currency in which any debt security or any premium or interest on any debt security is payable;

     - impair the right to institute suit for the enforcement of any payment on any debt security;

     - modify the provisions of the applicable indenture in a manner adversely affecting any right to convert or exchange any debt security into another security;

     - reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify the applicable indenture, to waive compliance with certain provisions of the applicable indenture or to waive certain defaults and their consequences; or

     - modify any of the above provisions.

     Valero Logistics may modify or amend each indenture without the consent of any holders of the debt securities in certain circumstances, including:

     - to provide for the assumption of obligations of Valero Logistics under such indenture and the debt securities issued thereunder by a successor;

     - to provide for the assumption of Valero L.P.'s guarantee under such indenture by a successor;

     - to add covenants and events of default or to surrender any rights Valero Logistics has under such indenture;

     - to secure the senior debt securities as described above under "Provisions Only in the Senior Indenture -- Limitations on Liens;"

     - to make any change that does not adversely affect any outstanding debt securities of a series in any material respect;

     - to supplement such indenture in order to establish a new series of debt securities under such indenture;

     - to provide for successor trustees;

     - to cure any ambiguity, omission, defect or inconsistency;

     - to provide for uncertificated securities in addition to certificated securities;

     - to supplement any provision of such indenture necessary to permit or facilitate the defeasance and discharge of any series of debt securities issued thereunder so long as that action does not adversely affect the interests of the holders of any outstanding debt securities issued thereunder;

     - to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities issued thereunder may be listed or traded; and

     - to qualify such indenture under the Trust Indenture Act.

     The holders of a majority in principal amount of the outstanding debt securities of any series issued under either of the indentures may waive past defaults, with respect to such series, under such indenture. The holders of a majority in principal amount of the outstanding debt securities of all affected series issued under either of the indentures (voting as one class) may waive compliance by Valero Logistics with its covenants with respect to the debt securities of those series. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

EVENTS OF DEFAULT AND REMEDIES

     "Event of Default" when used in each indenture, means any of the following with respect to debt securities of any series:

     - failure to pay interest on any debt security of that series for 30 days;

     - failure to pay the principal of or any premium on any debt security of that series when due;

     - failure to perform any other covenant or warranty in such indenture (other than a term, covenant or warranty a default in whose performance or whose breach is elsewhere in this event of default section specifically dealt with or which has expressly been included in the applicable indenture solely for the benefit of a series of debt securities other than that series) that continues for 60 days after written notice is given to Valero Logistics by the trustee or to Valero Logistics and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series, specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the applicable indenture;

     - failure to pay any indebtedness of Valero Logistics for borrowed money in excess of $25 million, whether at final maturity (after the expiration of any applicable grace periods) or upon acceleration of the maturity thereof, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice is given to Valero Logistics by the trustee or to Valero Logistics and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series, specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the applicable indenture;

     - certain events of bankruptcy, insolvency or reorganization of Valero Logistics; or

     - any other Event of Default with respect to debt securities of that series included in such indenture or supplemental indenture.

     The subordination provisions of the subordinated indenture do not affect the obligation of Valero Logistics, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, such subordination provisions do not prevent the occurrence of any default under the subordinated indenture.

     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under either indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

     If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of (or, if any of the debt securities of that series are original issue discount debt securities, the portion of the principal specified in the terms of those securities), and accrued but unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can rescind the declaration. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the entire principal of all the outstanding notes shall be due and payable immediately without further action or notice.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

REGISTRATION OF DEBT SECURITIES

     Valero Logistics may issue debt securities of a series in registered, bearer, coupon or global form.

MINIMUM DENOMINATIONS

     Unless the prospectus supplement for each issuance of debt securities states otherwise, the debt securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

NO PERSONAL LIABILITY OF GENERAL PARTNER

     Unless otherwise stated in a prospectus supplement and supplemental indenture relating to a series of debt securities being offered, the general partner of Valero Logistics and its directors, officers, employees and stockholders (in their capacity as such) will not have any liability for Valero Logistics' obligations under the indentures or the debt securities. In addition, Valero GP, LLC, the general partner of Valero L.P.'s general partner, and the directors, officers, employees and members of Valero GP, LLC will not have any liability for Valero L.P.'s obligations as a guarantor under the indentures or the debt securities. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

PAYMENT AND TRANSFER

     Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by Valero Logistics and specified in a prospectus supplement.

     Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by Valero Logistics for such purposes, without the payment of any service charge except for any tax or governmental charge.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent Valero Logistics designates. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. Valero Logistics will not charge a service charge for any registration of transfer or exchange of the debt securities. Valero Logistics may, however, require the payment of any tax or other governmental charge payable for that registration.

     Valero Logistics will appoint the trustee under each indenture as security registrar for the debt securities issued under that indenture. Valero Logistics is required to maintain an office or agency for transfers and exchanges in each place of payment. Valero Logistics may at any time designate additional transfer agents for any series of debt securities. In the case of any redemption in part, Valero Logistics will not be required

     - to issue, register the transfer of or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or

     - to register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security Valero Logistics is redeeming in part.

DISCHARGING VALERO LOGISTICS' OBLIGATIONS

     Valero Logistics may choose to either discharge its obligations on the debt securities of any series in a legal defeasance, or to release itself from its covenant restrictions on the debt securities of any series in a covenant defeasance. Valero Logistics may do so at any time on the 91st day after it deposits with the applicable trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due on the stated maturity date or a redemption date of the debt securities of the series. If Valero Logistics chooses the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

     Valero Logistics may discharge its obligations under the indentures or release itself from covenant restrictions only if it meets certain requirements. Among other things, Valero Logistics must deliver to the trustee an opinion of its legal counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the IRS or change in federal income tax law. Valero Logistics may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of its agreements. The discharge may not result in Valero Logistics becoming an investment company in violation of the Investment Company Act of 1940.

THE TRUSTEE

  RESIGNATION OR REMOVAL OF TRUSTEE

     Under provisions of the indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture. Valero Logistics may appoint a separate trustee for any series of debt securities. The term "trustee" refers to the trustee appointed with respect to any such series of debt securities. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

  LIMITATIONS ON TRUSTEE IF IT IS A CREDITOR OF VALERO LOGISTICS

     There are limitations on the right of the trustee, in the event that it becomes a creditor of Valero Logistics, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

  ANNUAL TRUSTEE REPORT TO HOLDERS OF DEBT SECURITIES

     The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

  CERTIFICATES AND OPINIONS TO BE FURNISHED TO TRUSTEE

     Every application by Valero Logistics for action by the trustee shall be accompanied by a certificate of certain of Valero Logistics' officers and an opinion of counsel (who may be Valero Logistics' counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by Valero Logistics.

GOVERNING LAW

     The indentures and the debt securities will be governed by the laws of the State of New York.

                         BOOK ENTRY, DELIVERY AND FORM

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

     Unless otherwise stated in any prospectus supplement, The Depository Trust Company (DTC) will act as depositary. Book-entry notes of a series will be issued in the form of a global note that will be deposited with or on behalf of DTC. This means that Valero Logistics will not issue certificates to each holder. One or more global notes will be issued to DTC who will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred; except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

     Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

     DTC advises us that it is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the United States Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

     DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     Valero Logistics will wire principal and interest payments on the global notes to DTC's nominee. Valero Logistics and the trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, Valero Logistics, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

     It is DTC's current practice, upon receipt of any payment of principal or interest on the global notes, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or Valero Logistics.

     Debt securities represented by a global note will be exchangeable for certificated notes with the same terms in authorized denominations only if:

     - DTC notifies Valero Logistics that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by Valero Logistics within 90 days; or

     - Valero Logistics determines not to require all of the debt securities of a series to be represented by a global note and notifies the trustee of the decision of Valero Logistics.

                               TAX CONSIDERATIONS

     This section is a summary of the material tax considerations that may be relevant to an investment in our securities and, unless otherwise noted in the following discussion, expresses the opinion of Andrews Kurth LLP, our tax counsel, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "we," "us," and "our" are references to both Valero L.P. and Valero Logistics.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, real estate investment trusts or mutual funds. Accordingly, we recommend that you consult, and depend on, your own tax advisor in analyzing the federal, state, local and foreign tax consequences to you of an investment in our securities.

     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations we make.

     No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the treatment of us, or an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

     For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

          1. the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "-- Tax Treatment of Unitholders -- Treatment of Short Sales");

          2. whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read
     "-- Disposition of Common Units -- Allocations Between Transferors and Transferees"); and

          3. whether our method for depreciating Section 743 adjustments is sustainable (please read "-- Disposition of Common Units -- Section 754 Election").

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss, and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in his partnership interest.

     No ruling has been or will be sought from the IRS with respect to our, or Valero Logistics', classification as a partnership for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code or any other matter affecting us or prospective unitholders. Instead, we have relied on the opinion of counsel that, based upon the Internal

Revenue Code, Treasury Regulations, published revenue rulings and court decisions and the representations described below, each of Valero L.P. and Valero Logistics has been and will continue to be classified as a partnership for federal income tax purposes.

     In rendering its opinion that we have been and will continue to be treated as partnerships for federal income tax purposes, Andrews Kurth LLP has relied on the following factual representations and covenants made by us and the general partner:

     - Neither Valero L.P. nor Valero Logistics has elected or will elect to be treated as an association or corporation;

     - Valero L.P. and Valero Logistics have been and will be operated in accordance with all applicable partnership statutes, the applicable partnership agreement and in the manner described in this prospectus; and

     - For each taxable year, more than 90% of our gross income has been and will be derived from the exploration, development, production, processing, refining, transportation, storage or marketing of any mineral or natural resource, including oil, gas, or products thereof which come from either a crude oil refinery or a natural gas processing facility, or other items of income as to which counsel has opined or will opine are "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

     Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "qualifying income exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing of crude oil, natural gas, and products thereof. Other types of qualifying income include interest from other than a financial business, dividends, gains from the sale of real property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our gross income constitutes qualifying income.

     If we fail to meet the qualifying income exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to us and the unitholders so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If Valero L.P. or Valero Logistics were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the unitholders, and its net income would be taxed at corporate rates. In addition, any distributions we made to a unitholder would be treated as either taxable dividend income, to the extent of Valero L.P.'s current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in the common units is reduced to zero. Accordingly, treatment of either Valero L.P. or Valero Logistics as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

     The discussion below is based on Andrews Kurth LLP's opinion that we will be classified as a partnership for federal income tax purposes.

TAX TREATMENT OF UNITHOLDERS

     Limited Partner Status. Unitholders who have become limited partners of Valero L.P. will be treated as partners of Valero L.P. for federal income tax purposes. Assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will also be treated as partners of Valero L.P. for federal income tax purposes. Because there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

     A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to these common units for federal income tax purposes. Please read "-- Treatment of Short Sales."

     Income, gain, deductions, or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners of Valero L.P. for federal income tax purposes.

     Flow-Through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his allocable share of our income, gains, losses, and deductions without regard to whether corresponding cash distributions are received by that unitholder. Consequently, a unitholder may be allocated a share of our income even if he has not received a cash distribution. Each unitholder must include in income his allocable share of our income, gain, loss, and deduction for our taxable year ending with or within his taxable year.

     Treatment of Distributions. Our distributions to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "-- Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years that are equal to the amount of that shortfall.

     A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if that distribution reduces the unitholder's share of our "unrealized receivables", including depreciation recapture, and/or substantially appreciated "inventory items", both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 assets." To that extent, a unitholder will be treated as having been distributed his proportionate share of the Section 751 assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under Section 751(b) of the Internal Revenue

Code. That income will equal the excess of the non-pro rata portion of that distribution over the unitholder's tax basis for the share of the Section 751 assets deemed relinquished in the exchange.

     Tax Rates. In general, the highest effective United States federal income tax rate for individuals is currently 35% and the maximum United States federal income tax rate for net capital gains of an individual for 2003 through 2008 is generally 15% if the asset was held for more than 12 months at the time of disposition.

     Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, deduction or loss for purposes of the alternative minimum tax. The minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their own tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

     Basis of Common Units. A unitholder will have an initial tax basis for his common units equal to the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities.

     Limitations on Deductibility of Our Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his common units and, in the case of an individual unitholder or a corporate unitholder that is subject to the "at-risk" rules, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a unitholder will be at risk to the extent of the tax basis of his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his common units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder, or can look only to the common units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

     A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

     Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." The IRS has indicated that net passive income from a publicly-traded partnership constitutes investment income for purposes of the limitations on the deductibility of investment interest. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - our interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

     Allocation of Income, Gain, Loss, and Deduction. In general, if we have a net profit, our items of income, gain, loss, and deduction are allocated among the general partner and the unitholders in accordance with their particular percentage interests in us. At any time that distributions are made to the common units and not to the subordinated units, or that incentive distributions are made to the general partner, gross income is allocated to the recipients to the extent of these distributions. If we have a net loss, the amount of that loss will be allocated first, to the general partner and the unitholders in accordance with their particular percentage interests in us to the extent of their positive capital accounts as maintained under the partnership agreement, and, second, to the general partner.

     Specified items of our income, deduction, gain, and loss are allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and affiliates of the general partner, and to account for the differences between the fair market value of our assets and their carrying value on our books at the time of any offering made pursuant to this prospectus, referred to in this discussion as "contributed property." The effect of these allocations to a unitholder purchasing common units pursuant to this prospectus will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase. In addition, specified items of recapture income are allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

     An allocation of items of our income, gain, loss, or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of contributed property, and "tax" capital account, credited with the tax basis of contributed property, will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to us, the interests of the partners in economic profits and losses, the interests of the partners in cash flow and other nonliquidating distributions, and rights of the partners to distributions of capital upon liquidation.

     Counsel is of the opinion that, with the exception of the issues described in "-- Disposition of Common Units -- Section 754 Election" and "-- Disposition of Common Units -- Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

     Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or any general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner, in which event the partner could file a claim for credit or refund.

     Treatment of Short Sales. A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of ownership of those common units. If so, he would no longer be a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

     - any of our income, gain, deduction or loss with respect to those common units would not be reportable by the unitholder;

     - any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

     - all of these distributions would appear to be treated as ordinary income.

     Counsel has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read
"-- Disposition of Common Units -- Recognition of Gain or Loss."

TAX TREATMENT OF OPERATIONS

     Accounting Method and Taxable Year. We currently use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read
"-- Disposition of Common Units -- Allocations Between Transferors and Transferees."

     Tax Basis, Depreciation, and Amortization. The adjusted tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by the contributing partners and other unitholders at that time. Please read "-- Tax Treatment of Unitholders -- Allocation of Income, Gain, Loss and Deduction."

     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We will not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

     If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own may be required to recapture those deductions as ordinary income upon a sale of his interest in us. Please read "-- Tax Treatment of Unitholders -- Allocation of Income, Gain, Loss and Deduction" and
"-- Disposition of Common Units -- Recognition of Gain or Loss."

     Costs incurred in our organization are being amortized over a period of 60 months. The costs incurred in promoting the issuance of common units (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. The underwriting discounts and commissions we incur are treated as syndication costs.

     Uniformity of Units. Because we cannot match transferors and transferees of common units, uniformity of the economic and tax characteristics of the common units to a purchaser of these common units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read "-- Disposition of Common Units -- Section 754 Election."

     Consistent with the regulations under Section 743 of the Internal Revenue Code, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we apply rules described in the regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this type of challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. Please read "-- Disposition of Common Units -- Recognition of Gain or Loss."

     Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss, or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

DISPOSITION OF COMMON UNITS

     Recognition of Gain or Loss. A unitholder will recognize gain or loss on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

     Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost.

     Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in common units, on the sale or exchange of a common unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held for more than 12 months will generally be taxed at a maximum rate of 15% for 2003 through 2008. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the common unit and may be recognized even if there is a net taxable loss realized on the sale of the common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. On the other hand, a selling unitholder who can identify common units transferred with an ascertainable holding period may elect to use the actual holding period of the common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units.

     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or a related person enters into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest or substantially identical property.

     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially similar property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

     Allocations Between Transferors and Transferees. In general, our taxable income and losses are determined annually, are prorated on a monthly basis and are subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the NYSE on the first business day of the month (the "allocation date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders on the allocation date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of common units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

     A unitholder who owns common units at any time during a quarter and who disposes of these common units prior to the record date set for a cash distribution with respect to that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

     Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. The election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components, (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

     Treasury Regulations under Section 743 of the Internal Revenue Code require a partnership that adopts the remedial allocation method (which we have done) to depreciate a portion of the Section 743(b) adjustment attributable to recovery property over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, we have adopted a convention to preserve the uniformity of common units even if that convention is not consistent with these Treasury Regulations. Please read
"-- Tax Treatment of Operations -- Uniformity of Units."

     Although Andrews Kurth LLP is unable to opine as to the validity of this method because there is no clear authority on this issue, we intend to depreciate or amortize the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized
Section 704(c) built-in gain, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

     A Section 754 election is advantageous if the transferee's tax basis in his common units is higher than the common units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his common units is lower than those common units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or adversely by the election.

     The calculations involved in the Section 754 election are complex, and we will make them on the basis of assumptions as to the value of our assets and other matters. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

     Notification Requirements. A unitholder who sells or exchanges common units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferee of a common unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that describes the amount of the consideration paid for the common unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

     Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination will cause a termination of Valero Logistics. Our termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

     Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons, and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to that unitholder.

     A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts, or estates that own common units will be considered to be engaged in business in the United States on account of ownership of common units. As a consequence they will be required to file federal tax returns for their share of our income, gain, loss, or deduction and pay federal income tax at regular rates on any net income or gain.

     Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income that is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to these partners. However, under rules applicable to publicly-traded partnerships, we will withhold taxes on actual cash distributions made quarterly to foreign unitholders at the highest marginal rate applicable to individuals at the time of the distribution. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

     Because a foreign corporation that owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

     Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized on the disposition of that common unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the disposition of a common unit if that foreign unitholder has owned 5% or less in value of the common units during the five-year period ending on the date of the disposition and if the common units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

     Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the unitholder's share of income, gain, loss and deduction. Any of those conventions may not yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. The IRS may successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

     The IRS may audit our federal income tax information returns. Adjustments resulting from an audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of that unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "tax matters partner" for these purposes. Our partnership agreement appoints the general partner as the tax matters partner of Valero L.P.

     The tax matters partner will make some elections on our behalf and on behalf of unitholders. In addition, the tax matters partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in our profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

     Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b) whether the beneficial owner is

             (1) a person that is not a United States person,

             (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

             (3) a tax-exempt entity;

          (c) the amount and description of common units held, acquired or transferred for the beneficial owner; and

          (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

     Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. Although we may not be subject to the registration requirement on the basis that we do not constitute a tax shelter, we have registered as a tax shelter with the Secretary of the Treasury in light of the substantial penalties which might be imposed if registration is required and not undertaken.

     OUR TAX SHELTER REGISTRATION NUMBER IS 00294000008. ISSUANCE OF THIS REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

     A unitholder who sells or otherwise transfers a common unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a common unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

     Recently issued Treasury Regulations require taxpayers to report certain information on Internal Revenue Service Form 8886 if they participate in a "reportable transaction." A transaction may be a reportable transaction based upon any of several factors, including the existence of book-tax differences common to financial transactions, one or more of which may be present with respect to your investment in our common units. The Internal Revenue Service has issued a list of items that are excepted from these disclosure requirements. Investors should consult their own tax advisor concerning the application of any of these factors to an investment in our common units. Congress is considering legislative proposals that, if enacted, would impose significant penalties for failure to comply with these disclosure requirements. The new Treasury Regulations also impose obligations on "material advisors" that organize, manage, or sell interests in registered "tax shelters." We have registered as a tax shelter, and, thus, one of our material advisors will be required to maintain a list with specific information, including the names and tax identification number of unitholders, and to furnish this information to the Internal Revenue Service upon request. Investors should consult their own tax advisors concerning any possible disclosure obligation with respect to their investment and should be aware that we and our material advisors intend to comply with the list and disclosure requirements.

     Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

          (1) for which there is, or was, "substantial authority"; or

          (2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

     More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL, AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, a unitholder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance, or intangible taxes that may be imposed by the various jurisdictions in which he resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in Texas, Colorado, New Mexico, Kansas, Oklahoma, New Jersey and California. Of these states, Colorado, New Mexico, Kansas, Oklahoma, New Jersey and California currently impose a personal income tax. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "-- Tax Treatment of Unitholders -- Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

     A description of the material federal income tax consequences of the ownership and disposition of debt securities will be included in the prospectus supplement relating to the offering of debt securities.

              INVESTMENT IN VALERO L.P. BY EMPLOYEE BENEFIT PLANS

     An investment in Valero L.P. by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

          (a) whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

          (b) whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

          (c) whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

     The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in Valero L.P. is authorized by the appropriate governing instrument and is a proper investment for the plan.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

     In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in Valero L.P., be deemed to own an undivided interest in the assets of Valero L.P., with the result that the general partner would also be a fiduciary of the plan and the operations of Valero L.P. would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

     The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

          (a) the equity interests acquired by employee benefit plans are publicly offered securities -- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws,

          (b) the entity is an "operating company," -- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or

          (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

     Valero L.P.'s assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

     Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered hereby:

     - directly to purchasers,

     - through agents,

     - through underwriters or dealers, or

     - pursuant to delayed delivery contracts or forward contracts.

     We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

     If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. The names of these underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

     If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for, us in the ordinary course of business.

     Common units and debt securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

     The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

                           VALIDITY OF THE SECURITIES

     The validity of the securities and certain federal income tax matters related to the securities will be passed upon by Andrews Kurth LLP, Houston, Texas. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

                            INDEPENDENT ACCOUNTANTS

     The consolidated balance sheets of Valero L.P. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, cash flows and partners' equity for the year ended December 31, 2002 and the balance sheet of the Valero South Texas Pipeline and Terminal Business as of December 31, 2002, and the related statements of income, cash flows and changes in net parent investment for the year then ended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The consolidated statements of income, cash flows and partners' equity of Valero L.P. and subsidiaries for the year ended December 31, 2001 and the consolidated financial statements of Valero L.P. and subsidiaries for the year ended December 31, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance on the authority of said firm as experts in giving said report. On March 22, 2002, upon the recommendation of the audit committee, the board of directors of Valero GP, LLC approved the dismissal of Arthur Andersen LLP as Valero L.P.'s independent public accountants and the selection of Ernst & Young LLP to audit the consolidated financial statements of Valero L.P. for the year ending December 31, 2002.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates:

Securities and Exchange Commission registration fee.........  $   60,675
NASD fee....................................................      30,500
Legal fees and expenses.....................................     300,000
Accounting fees and expenses................................     250,000
Printing and engraving expenses.............................     200,000
Rating agency fees..........................................     200,000
Fees and expenses of trustee and counsel....................      50,000
Miscellaneous...............................................     108,825
                                                              ----------
TOTAL.......................................................  $1,200,000
                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The partnership agreements of each of Valero L.P. and Valero Logistics Operations, L.P. provide that each partnership, as applicable, will, to the fullest extent permitted by law, indemnify and advance expenses to its respective general partner, any Departing Partner (as defined therein), any person who is or was an affiliate of its respective general partner or any Departing Partner, any person who is or was an officer, director, employee, partner, agent or trustee of such general partner or any Departing Partner or any affiliate of such general partner or any Departing Partner, or any person who is or was serving at the request of such general partner or any affiliate of their general partner or any Departing Partner or any affiliate of any Departing Partner as an officer, director, employee, partner, agent or trustee of another person ("Indemnitees") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as general partner, Departing Partner or an affiliate of either, an officer, director, employee, partner, agent or trustee of the respective general partner, any Departing Partner or affiliate of either or a person serving at the request of the respective partnership in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the respective partnership. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each Indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the respective partnership.

     Each of Valero L.P. and Valero Logistics Operations, L.P. are authorized to purchase (or to reimburse the respective general partners for the costs of) insurance against liabilities asserted against and expenses incurred by the persons described in the paragraph above in connection with their activities, whether or not they would have the power to indemnify such person against such liabilities under the provisions described in the paragraph above. Each general partner has purchased insurance, the cost of which is reimbursed by Valero L.P., covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

     The limited liability company agreement of Valero GP, LLC provides that Valero GP, LLC will, to the fullest extent permitted or required by the Delaware Limited Liability Company Act, indemnify and advance expenses to any person who is or was a director or an officer of Valero GP, LLC or is or was serving at the request of Valero GP, LLC as a director, officer, employee, or agent of another person (each a "Valero GP Indemnitee") against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Valero GP Indemnitee in connection with any action, suit or proceeding, whether civil, criminal, administrative, or investigative, in which any Valero GP Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of the person's status as a director, officer, employee or agent, provided that, except with respect to proceedings to enforce rights of indemnification, Valero GP, LLC will indemnify a Valero GP Indemnitee in connection with a proceeding initiated by such person only if the proceeding was authorized by the board of directors of Valero GP, LLC.

     Valero GP, LLC is authorized to purchase insurance against liabilities asserted against and expenses incurred by the persons described in the paragraph above in connection with their activities, whether or not it would have the power to indemnify such person against such liabilities under the provisions described in the paragraph above. Valero Energy has purchased insurance, the cost of which is reimbursed by Valero L.P., covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of Valero GP, LLC or any of its direct or indirect subsidiaries.

     Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of the applicable general partner, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

**1.1    --   Form of Underwriting Agreement
 *3.1    --   Certificate of Limited Partnership of Valero Logistics
              Operations, L.P. (Exhibit 3.4 to Valero L.P.'s Registration
              Statement on Form S-1 (File No. 333-43668) filed August 14,
              2000).
 *3.2    --   Certificate of Amendment to Certificate of Limited
              Partnership of Valero Logistics Operations, L.P. (Exhibit
              3.5 to Valero L.P.'s Registration Statement on Form S-1
              (File No. 333-43668) filed August 14, 2000).
 *3.3    --   Amended and Restated Certificate of Limited Partnership of
              Valero Logistics Operations, L.P. (Exhibit 3.8 to Valero
              L.P.'s Annual Report on Form 10-K filed March 26, 2002).
 *3.4    --   Certificate of Limited Partnership of Valero L.P. (Exhibit
              3.1 to Valero L.P.'s Registration Statement on Form S-1
              (File No. 333-43668) filed August 14, 2000).
 *3.5    --   Certificate of Amendment to Certificate of Limited
              Partnership of Valero L.P. (Exhibit 3.2 to Valero L.P.'s
              Registration Statement on Form S-1 (File No. 333-43668)
              filed August 14, 2000).
 *3.6    --   Amended and Restated Certificate of Limited Partnership of
              Valero L.P. (Exhibit 3.3 to Valero L.P.'s Annual Report on
              Form 10-K filed March 26, 2002).
 *4.1    --   Second Amended and Restated Agreement of Limited Partnership
              of Valero Logistics Operations, L.P., dated as of April 16,
              2001, by and among Riverwalk Logistics, L.P., as the General
              Partner, the Organizational Limited Partner, and Valero
              L.P., as the Limited Partner (Exhibit 3.9 to Valero L.P.'s
              Annual Report on Form 10-K filed March 26, 2002).
 *4.2    --   First Amendment to Second Amended and Restated Agreement of
              Limited Partnership of Valero Logistics Operations, L.P.,
              effective as of April 16, 2001, among Riverwalk Logistics,
              L.P., the Organizational Limited Partner, and Shamrock
              Logistics, L.P. (Exhibit 4.1 to Valero L.P.'s Quarterly
              Report on Form 10-Q filed August 14, 2001).
 *4.3    --   Second Amendment to Second Amended and Restated Agreement of
              Limited Partnership of Valero Logistics Operations, L.P.,
              dated as of January 7, 2002, by and among Riverwalk
              Logistics, L.P. as General Partner of the Partnership, and
              the Limited Partners of the Partnership, as provided therein
              (Exhibit 3.10 to Valero L.P.'s Annual Report on Form 10-K
              filed March 26, 2002).

       *4.4  --         Reorganization Agreement dated as of May 30, 2002, by and among Valero Logistics Operations, L.P.,
                        Valero L.P., Riverwalk Logistics, L.P. and Valero GP, Inc. (Exhibit 99.1 to Valero L.P.'s Current Report
                        on Form 8-K filed June 5, 2002).
       *4.5  --         Third Amended and Restated Agreement of Limited Partnership of Valero L.P. (Exhibit 3.1 to Valero L.P.'s
                        Quarterly Report on Form 10-Q filed May 9, 2003).
       *4.6  --         Indenture, dated July 15, 2002, between Valero Logistics Operations, L.P., as Issuer, Valero L.P., as
                        Guarantor, and the Bank of New York, as Trustee, relating to our Senior Debt Securities (Exhibit 4.1 to
                        Valero L.P.'s Current Report on Form 8-K filed July 15, 2002).
       *4.7  --         First Supplemental Indenture, dated as of July 15, 2002, between Valero Logistics Operations, L.P., as
                        Issuer, Valero L.P., as Guarantor, and The Bank of New York, as Trustee, relating to our 6 7/8% Senior
                        Notes due 2012 (Exhibit 4.2 to Valero L.P.'s Current Report on Form 8-K filed July 15, 2002).
       *4.8  --         Second Supplemental Indenture, dated as of March 18, 2003, among Valero Logistics Operations, L.P., as
                        Issuer, Valero L.P., as Guarantor, and The Bank of New York, as Trustee, including, as Exhibit A, form of global note representing $250,000,000 6.05% Senior Notes due 2013 (Exhibit 4.1 to Valero L.P.'s
                        Quarterly Report on Form 10-Q filed May 9, 2003).
       *4.9  --         Form of Subordinated Indenture (Exhibit 4.8 to Valero L.P.'s and Valero Logistics Operations, L.P.'s
                        registration statement on Form S-3 filed June 6, 2002; File No. 333-89978)
        5.1  --         Opinion of Andrews Kurth LLP, as to the validity of the securities.
        8.1  --         Opinion of Andrews Kurth LLP, as to certain tax matters.
      *12.1  --         Statement re computation of ratios (Exhibit 12.1 to Valero L.P.'s Quarterly Report on Form 10-Q for the
                        quarter ended June 30, 2003; File No. 001-16417).
       23.1  --         Consent of Ernst & Young L.L.P.
       23.2  --         Consent of Andrews Kurth LLP (included in Exhibit 5.1).
       24.1  --         Powers of Attorney (included on signature page to the registration statement).
      *25.1  --         Statement of Eligibility of The Bank of New York, as trustee, on Form T-1 (Senior Debt
                        Securities)(Exhibit 25.1 to Valero L.P.'s and Valero Logistics Operations, L.P.'s Registration Statement
                        on Form S-3 (File No. 333-89978) filed on June 6, 2002).

---------------

 * Indicates exhibits incorporated by reference as indicated.
** To be filed by a post-effective amendment to this registration statement or as an exhibit to a Current Report on Form 8-K.

(b) Financial Statement Schedules

     No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

(c) Reports, Opinions, and Appraisals

     The following reports, opinions, and appraisals are included herein: None

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the
                 Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Valero L.P. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 2nd day of October, 2003.

                                          VALERO L.P.

                                          By:     RIVERWALK LOGISTICS, L.P.
                                                  its general partner

                                                  By:     VALERO GP, LLC
                                                          its general partner

                                          By:    /s/ CURTIS V. ANASTASIO
                                            ------------------------------------
                                          Name: Curtis V. Anastasio
                                          Title: President and Chief Executive
                                          Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, Valero Logistics Operations, L.P. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 2nd day of October, 2003.

                                          VALERO LOGISTICS OPERATIONS, L.P.

                                          By:     VALERO GP, INC.,
                                                  its general partner

                                          By:    /s/ CURTIS V. ANASTASIO
                                            ------------------------------------
                                          Name: Curtis V. Anastasio
                                          Title: President and Chief Executive
                                          Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below appoints Curtis V. Anastasio, Steven A. Blank, Clayton E. Killinger and Bradley C. Barron, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

                    SIGNATURE                                    TITLE                       DATE
                    ---------                                    -----                       ----

              /s/ WILLIAM E. GREEHEY                     Chairman of the Board         October 2, 2003
 ------------------------------------------------             and Director
                William E. Greehey


             /s/ CURTIS V. ANASTASIO                   President, Chief Executive      October 2, 2003
 ------------------------------------------------         Officer and Director
               Curtis V. Anastasio                   (Principal Executive Officer)


               /s/ STEVEN A. BLANK                     Senior Vice President and       October 2, 2003
 ------------------------------------------------       Chief Financial Officer
                 Steven A. Blank                     (Principal Financial Officer)


             /s/ CLAYTON E. KILLINGER                Vice President and Controller     October 2, 2003
 ------------------------------------------------    (Principal Accounting Officer)
               Clayton E. Killinger


              /s/ WILLIAM R. KLESSE                             Director               October 2, 2003
 ------------------------------------------------
                William R. Klesse


               /s/ GREGORY C. KING                              Director               October 2, 2003
 ------------------------------------------------
                 Gregory C. King


            /s/ H. FREDERICK CHRISTIE                           Director               October 2, 2003
 ------------------------------------------------
              H. Frederick Christie


               /s/ RODMAN D. PATTON                             Director               October 2, 2003
 ------------------------------------------------
                 Rodman D. Patton


              /s/ ROBERT A. PROFUSEK                            Director               October 2, 2003
 ------------------------------------------------
                Robert A. Profusek

     Each person above holds his respective position at both Valero GP, LLC (the general partner of Riverwalk Logistics, L.P., the general partner of Valero L.P.) and Valero GP, Inc. (the general partner of Valero Logistics Operations, L.P.).

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 **1.1    --   Form of Underwriting Agreement
  *3.1    --   Certificate of Limited Partnership of Valero Logistics
               Operations, L.P. (Exhibit 3.4 to Valero L.P.'s Registration
               Statement on Form S-1 (File No. 333-43668) filed August 14,
               2000).
  *3.2    --   Certificate of Amendment to Certificate of Limited
               Partnership of Valero Logistics Operations, L.P. (Exhibit
               3.5 to Valero L.P.'s Registration Statement on Form S-1
               (File No. 333-43668) filed August 14, 2000).
  *3.3    --   Amended and Restated Certificate of Limited Partnership of
               Valero Logistics Operations, L.P. (Exhibit 3.8 to Valero
               L.P.'s Annual Report on Form 10-K filed March 26, 2002).
  *3.4    --   Certificate of Limited Partnership of Valero L.P. (Exhibit
               3.1 to Valero L.P.'s Registration Statement on Form S-1
               (File No. 333-43668) filed August 14, 2000).
  *3.5    --   Certificate of Amendment to Certificate of Limited
               Partnership of Valero L.P. (Exhibit 3.2 to Valero L.P.'s
               Registration Statement on Form S-1 (File No. 333-43668)
               filed August 14, 2000).
  *3.6    --   Amended and Restated Certificate of Limited Partnership of
               Valero L.P. (Exhibit 3.3 to Valero L.P.'s Annual Report on
               Form 10-K filed March 26, 2002).
  *4.1    --   Second Amended and Restated Agreement of Limited Partnership
               of Valero Logistics Operations, L.P., dated as of April 16,
               2001, by and among Riverwalk Logistics, L.P., as the General
               Partner, the Organizational Limited Partner, and Valero
               L.P., as the Limited Partner (Exhibit 3.9 to Valero L.P.'s
               Annual Report on Form 10-K filed March 26, 2002).
  *4.2    --   First Amendment to Second Amended and Restated Agreement of
               Limited Partnership of Valero Logistics Operations, L.P.,
               effective as of April 16, 2001, among Riverwalk Logistics,
               L.P., the Organizational Limited Partner, and Shamrock
               Logistics, L.P. (Exhibit 4.1 to Valero L.P.'s Quarterly
               Report on Form 10-Q filed August 14, 2001).
  *4.3    --   Second Amendment to Second Amended and Restated Agreement of
               Limited Partnership of Valero Logistics Operations, L.P.,
               dated as of January 7, 2002, by and among Riverwalk
               Logistics, L.P. as General Partner of the Partnership, and
               the Limited Partners of the Partnership, as provided therein
               (Exhibit 3.10 to Valero L.P.'s Annual Report on Form 10-K
               filed March 26, 2002).
  *4.4    --   Reorganization Agreement dated as of May 30, 2002, by and
               among Valero Logistics Operations, L.P., Valero L.P.,
               Riverwalk Logistics, L.P. and Valero GP, Inc. (Exhibit 99.1
               to Valero L.P.'s Current Report on Form 8-K filed June 5,
               2002).
  *4.5    --   Third Amended and Restated Agreement of Limited Partnership
               of Valero L.P. (Exhibit 3.1 to Valero L.P.'s Quarterly
               Report on Form 10-Q filed May 9, 2003).
  *4.6    --   Indenture, dated July 15, 2002, between Valero Logistics
               Operations, L.P., as Issuer, Valero L.P., as Guarantor, and
               the Bank of New York, as Trustee, relating to our Senior
               Debt Securities (Exhibit 4.1 to Valero L.P.'s Current Report
               on Form 8-K filed July 15, 2002).
  *4.7    --   First Supplemental Indenture, dated as of July 15, 2002,
               between Valero Logistics Operations, L.P., as Issuer, Valero
               L.P., as Guarantor, and The Bank of New York, as Trustee,
               relating to our 6 7/8% Senior Notes due 2012 (Exhibit 4.2 to
               Valero L.P.'s Current Report on Form 8-K filed July 15,
               2002).
  *4.8    --   Second Supplemental Indenture, dated as of March 18, 2003, among Valero Logistics Operations, L.P., as Issuer, Valero
               L.P., as Guarantor, and The Bank of New York, as Trustee,
               including, as Exhibit A, form of global note representing
               $250,000,000 6.05% Senior Notes due 2013 (Exhibit 4.1 to
               Valero L.P.'s Quarterly Report on Form 10-Q filed May 9,
               2003).
  *4.9    --   Form of Subordinated Indenture (Exhibit 4.8 to Valero L.P.'s
               and Valero Logistics Operations, L.P.'s registration
               statement on Form S-3 filed June 6, 2002; File No.
               333-89978)
   5.1    --   Opinion of Andrews Kurth LLP, as to the validity of the
               securities.
   8.1    --   Opinion of Andrews Kurth LLP, as to certain tax matters.
 *12.1    --   Statement re computation of ratios (Exhibit 12.1 to Valero
               L.P.'s Quarterly Report on Form 10-Q for the quarter ended
               June 30, 2003; File No. 001-16417).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  23.1    --   Consent of Ernst & Young L.L.P.
  23.2    --   Consent of Andrews Kurth LLP (included in Exhibit 5.1).
  24.1    --   Powers of Attorney (included on signature page to the
               registration statement).
 *25.1    --   Statement of Eligibility of The Bank of New York, as
               trustee, on Form T-1 (Senior Debt Securities)(Exhibit 25.1 to Valero L.P.'s and Valero Logistics Operations, L.P.'s
               Registration Statement on Form S-3 (File No 333-89978) filed on June 6, 2002).

---------------

 * Indicates exhibits incorporated by reference as indicated.
** To be filed by a post-effective amendment to this registration statement or as an exhibit to a Current Report on Form 8-K.